Exhibit 10.1

SALE AND PURCHASE AGREEMENT

by and among

EDWARD BILLINGTON AND SON, LIMITED,

IMPERIAL SUGAR COMPANY

and

WSO INVESTMENTS, INC.

dated

March 7, 2012

i

Exhibits

Exhibit A	Knowledge Individuals
Exhibit B	Form of Transition Services Agreement
Exhibit C	Dispute Resolution Procedures

LIST OF DEFINED TERMS

Acquisition Proposal	Section 7.8(a)
Adjusted Current Assets	Section 1.1
Adjusted Current Liabilities	Section 1.1
Adjusted Net Working Capital	Section 1.1
Affiliate	Section 1.1
Affiliate Entities	Section 1.1
Agreement	Preamble
Applicable Rate	Section 1.1
Assumed Deliveries	Section 1.1
Authorization	Section 1.1
Balance Sheet	Section 1.1
Balance Sheet Date	Section 1.1
Base Purchase Price	Section 1.1
Benefit Plan	Section 1.1
Billington	Preamble
Billington Contributed Shares	Section 1.1
Billington Contribution Agreement	Section 1.1
Billington Shares	Section 3.5
Breach Cure Period	Section 10.1(g)
Breach Notice	Section 7.3
Business	Section 1.1
Business Day	Section 1.1
Buyer	Preamble
Buyer Indemnitees	Section 1.1
Buyer Material Adverse Effect	Section 1.1
Buyer Plans	Section 8.1(b)
CERCLA	Section 5.11(d)
Claim	Section 1.1
Class A Shares	Recitals
Class A Stock	Recitals
Class B Stock	Recitals
Class C Stock	Recitals
Class D Stock	Recitals
Closing	Section 2.3
Closing Condition	Section 1.1
Closing Date	Section 2.3
Closing Statement	Section 2.5(d)
COBRA	Section 1.1
Code	Section 1.1
Commerce	Section 5.25(d)
commercially reasonable efforts	Section 1.1
Commitment Letters	Section 6.7(b)
Company	Preamble
Company Cash	Section 1.1
Company Funded Debt	Section 1.1

Company Intellectual Property	Section 5.17(b)
Company Officers and Representatives	Section 1.1
Company Partner Operations	Section 1.1
Company Plan	Section 1.1
Company Systems	Section 5.17(e)
Company Transaction	Section 1.1
Company Transaction Costs	Section 1.1
Confidential Information	Section 1.1
Confidentiality Agreement	Section 1.1
Contributing Executives	Recitals
Contribution Agreements	Section 1.1
Contribution Amount	Section 1.1
Covered Pre-Closing Covenants	Section 11.1(c)
Current Products	Section 5.18
Customs & International Trade Laws	Section 1.1
Debt	Section 1.1
Debt Financing	Section 6.7(b)
Diligence Representative	Section 7.4(b)
Disputed Matters	Section 2.5(d)
Dollars	Section 1.1
Electronic Delivery	Section 12.17
Environmental Law	Section 1.1
ERISA	Section 1.1
ERISA Affiliate	Section 5.14(b)
Estimated Adjusted Net Working Capital	Section 2.5(a)
Estimated Closing Purchase Price	Section 1.1
Estimated Closing Statement	Section 2.5(a)
Estimated Company Cash	Section 2.5(a)
Estimated Company Funded Debt	Section 2.5(a)
Execution Date	Preamble
Executive Contributed Shares	Section 1.1
Executive Contribution Agreements	Section 1.1
Financial Advisors Engagement Letters	Section 1.1
Financial Statements	Section 1.1
Food Laws	Section 1.1
Fundamental Representations	Section 1.1
GAAP	Section 1.1
Governing Documents	Section 1.1
Governmental Authority	Section 1.1
Governmental Official	Section 1.1
Hazardous Materials	Section 1.1
HSR Act	Section 1.1
Imperial	Preamble
Imperial Insurance Policies	Section 5.13
Imperial Shares	Section 4.5
Indemnified Party	Section 11.4(a)

v

Indemnifying Party	Section 11.4(a)
Intellectual Property	Section 5.17
Inventory	Section 1.1
IRS	Section 5.14(a)
Knowledge	Section 1.1
Law	Section 1.1
Leases	Section 1.1
Lien	Section 1.1
Loss	Section 1.1
Material Adverse Effect	Section 1.1
Material Authorization	Section 5.9
Material Contract	Section 5.8(a)
Material Customers	Section 5.23
Material Suppliers	Section 5.23
Measurement Time	Section 1.1
Non-Voting Stockholders	Section 1.1
Notice of Disagreement	Section 2.5(d)
OFAC	Section 5.25(d)
Parent	Section 1.1
Partnership Interest	Section 1.1
Past Products	Section 5.18
Payoff Letters	Section 2.4(b)
Permitted Equity Lien	Section 1.1
Permitted Lien	Section 1.1
Person	Section 1.1
Physical Assets	Section 1.1
Pre-Closing Tax Period	Section 8.5(d)
Products	Section 5.18
Proceeding	Section 1.1
Purchase Price	Section 2.2
Purchase Price Adjustment	Section 2.5(b)
Purchased Shares	Recitals
Real Property	Section 1.1
Repurchase Agreements	Section 1.1
Repurchase Transactions	Section 2.6
Repurchase Transactions Costs	Section 1.1
Restricted Territories	Section 1.1
Restrictive Covenants	Section 8.8(d)
Seller Indemnitees	Section 1.1
Sellers	Preamble
Sellers Disclosure Schedule	Section 1.1
Several or Severally	Section 1.1
State Department	Section 5.25(d)
Straddle Period	Section 8.5(d)
Subsidiary	Section 1.1
Target Adjusted Net Working Capital	Section 1.1

Tax	Section 1.1
Tax Return	Section 1.1
Termination Date	Section 10.1(d)
Termination Fee	Section 10.2(b)
Third Party Claim	Section 11.4(b)
Third Person Consent	Section 1.1
Trade Secrets	Section 1.1
Transferred Employee	Section 1.1
Transition Services Agreement	Section 1.1
Valuation Firm	Section 2.5(d)
Valuation Firm Submission Date	Section 2.5(d)
WARN Act	Section 5.15

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (this “Agreement”) is entered into as of March 7, 2012 (the “Execution Date”), by and among EDWARD BILLINGTON AND SON, LIMITED, a private limited company organized under the laws of England and Wales (“Billington”), IMPERIAL SUGAR COMPANY, a Texas corporation (“Imperial” and, together with Billington, the “Sellers”), and WSO INVESTMENTS, INC., a Delaware corporation (“Buyer”), and, for the limited purposes set forth herein, WHOLESOME SWEETENERS, INCORPORATED, a Delaware corporation (the “Company”).

RECITALS

WHEREAS, all of the issued and outstanding shares of Class A Common Stock, par value $1.00 per share (the “Class A Stock”), of the Company, are owned by the Sellers;

WHEREAS, pursuant to the Billington Contribution Agreement, Billington desires to contribute at the Closing the Billington Contributed Shares in exchange for the Partnership Interest set forth in the Billington Contribution Agreement;

WHEREAS, pursuant to their respective Executive Contribution Agreements, certain executives (the “Contributing Executives”) desire to contribute at the Closing their respective Executive Contributed Shares in exchange for the Partnership Interest set forth in each such Contributing Executive’s Executive Contribution Agreement;

WHEREAS, pursuant to the Repurchase Agreements, at or prior to the Closing, the Company will acquire (i) except for Executive Contributed Shares, all of the issued and outstanding shares of Class B Common Stock, par value $1.00 per share (the “Class B Stock”), of the Company, (ii) except for Executive Contributed Shares, all of the issued and outstanding shares of Class C Common Stock, par value $0.01 per share (the “Class C Stock”), of the Company and (iii) all of the issued and outstanding shares of Class D Common Stock, par value $0.01 per share (the “Class D Stock”), of the Company;

WHEREAS, the Sellers desire to sell to Buyer, and Buyer desires to purchase from the Sellers, all of the issued and outstanding shares of Class A Stock (the “Class A Shares”) other than the Billington Contributed Shares (such purchased Class A Shares, the “Purchased Shares”); and

WHEREAS, as a condition and inducement to the Sellers to enter into this Agreement, Buyer has delivered, or caused to be delivered, to the Company and the Sellers an equity commitment letter in an amount, subject to the terms and condition set forth therein, equal to the Termination Fee;

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties and covenants contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement (including in the Recitals), the following terms shall have the following meanings:

“Acquisition Proposal” has the meaning given such term in Section 7.8(a).

“Adjusted Current Assets” means the current assets of the Company as of the Measurement Time, calculated in accordance with Section 2.5, and including, without duplication, (i) accounts receivable, (ii) Inventory and (iii) prepaid expenses and other current assets of the Company on the Balance Sheet; provided, however, that for purposes of determining Adjusted Current Assets, the Company Cash and all Tax assets shall be excluded.

“Adjusted Current Liabilities” means the current liabilities of the Company as of the Measurement Time, calculated in accordance with Section 2.5, and including, without duplication, (i) accounts payable, (ii) accrued liabilities and (iii) liabilities accounted for as other current liabilities of the Company on the Balance Sheet; provided, however, that, for purposes of determining Adjusted Current Liabilities, the Company Funded Debt, the Company Transaction Costs, the Repurchase Transactions Costs and all Tax liabilities shall be excluded.

“Adjusted Net Working Capital” means the amount by which the Adjusted Current Assets exceed the Adjusted Current Liabilities as such amounts are calculated in accordance with Section 2.5 of the Sellers Disclosure Schedule.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and ownership of greater than 40% of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person. For purposes of this Agreement, Imperial and Billington are not Affiliates of each other, and, with respect to the period of time prior to the Closing, Imperial and Billington are each Affiliates of the Company.

“Affiliate Entities” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to any such legal entity) of which such Person directly, or indirectly through one or more intermediaries, controls the Person specified. For purposes of this definition, “control” of a Person means the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise, and ownership of greater than 40% of the voting securities of another Person shall create a rebuttable presumption that such Person controls such other Person. For purposes of this Agreement, Imperial and Billington are not Affiliate Entities of each other.

“Agreement” has the meaning given such term in the preamble of this Agreement.

“Applicable Rate” means, with respect to any period, the rate of interest quoted in the Money Rates section in The Wall Street Journal as the Prime Rate, as in effect from time to time during such period.

“Assumed Deliveries” means the delivery of the items or the taking of the actions contemplated by Sections 2.4(b)(iii), 2.4(b)(vii), 2.4(b)(ix), 2.4(b)(x), 9.2(d), 9.2(e) and 9.3(f).

“Authorization” means any franchise, permit, license, authorization, order, certificate, registration, exemption, concession, approval, variance, waiver, right or other consent or approval granted or issued by any Governmental Authority pursuant to any Law.

“Balance Sheet” means the audited balance sheet of the Company as of September 2, 2011 included in the Financial Statements.

“Balance Sheet Date” means September 2, 2011.

“Base Purchase Price” means $177,713,039.

“Benefit Plan” includes but is not limited to (i) any “employee benefit plan,” as such term is defined in Section 3(3) of ERISA, (ii) any “multiemployer plan” as defined in Section 3(37) of ERISA, (iii) any plan that would be an employee benefit plan if it were subject to ERISA or the Code, such as foreign plans and plans for directors, (iv) any stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock or other stock plan (whether qualified or nonqualified), (v) any bonus, deferred compensation, excess benefit, or incentive compensation plan, (vi) any severance agreement, plan, program, policy or arrangement, (vii) any supplemental unemployment, sick leave, long-term disability, post-retirement medical or life insurance, and (viii) any other plan, program, policy, or arrangement providing benefits to employees.

“Billington” has the meaning given such term in the preamble of this Agreement.

“Billington Contributed Shares” means shares of Class A Stock with an aggregate value of $26,000,000 to be contributed pursuant to the Billington Contribution Agreement. For purposes of this definition, the value of a share of Class A Stock shall be the portion of the Estimated Purchase Price that would be received in cash by the holder of one share of Class A Stock which is treated as a Purchased Share hereunder at the Closing.

“Billington Contribution Agreement” means the securities contribution agreement between Parent and Billington providing for the contribution of the Billington Contributed Shares to Parent, in substantially the same form as the most recent draft provided to Billington by Buyer prior to the execution of this Agreement.

“Billington Shares” has the meaning given such term in Section 3.5.

“Breach Cure Period” has the meaning given such term in Section 10.1(g).

“Breach Notice” has the meaning given such term in Section 7.3.

“Business” means the business conducted by the Company, including the development, marketing and selling of organic and Fair Trade Certified sweetener products.

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in Houston, Texas are authorized or obligated to close.

“Buyer” has the meaning given such term in the preamble of this Agreement.

“Buyer Indemnitees” means Buyer, its Affiliates (including the Company after the Closing) and their respective officers, directors, employees, agents, representatives, successors and assigns.

“Buyer Material Adverse Effect” means a material adverse effect on the ability of Buyer to perform its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Buyer Plans” has the meaning given such term in Section 8.1(b).

“CERCLA” has the meaning given such term in Section 5.11(d).

“Claim” means (i) any demand, claim, complaint, notice of grievance or of the commencement of any other Proceeding, or any other assertion of an obligation, whether written or oral, for any Loss, specific performance, injunctive relief, remediation or other equitable relief or (ii) any charge or notice of violation issued by a Governmental Authority or securities exchange, in each of cases (i) and (ii), whether or not ultimately determined to be valid.

“Class A Shares” has the meaning given such term in the Recitals of this Agreement.

“Class A Stock” has the meaning given such term in the Recitals of this Agreement.

“Class B Stock” has the meaning given such term in the Recitals of this Agreement.

“Class C Stock” has the meaning given such term in the Recitals of this Agreement.

“Class D Stock” has the meaning given such term in the Recitals of this Agreement.

“Closing” has the meaning given such term in Section 2.3.

“Closing Condition” means each of the conditions to the Closing set forth in ARTICLE IX.

“Closing Date” has the meaning given such term in Section 2.3.

“Closing Statement” has the meaning given such term in Section 2.5(d).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commerce” has the meaning given such term in Section 5.25(d).

“commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving a result that is reasonably within the contemplation of the parties on the date of this Agreement and that do not require the performing party which is acting in good faith to take any extraordinary action or expend any funds or assume any liabilities other than expenditures and liabilities that are customary and reasonable in (in the case of Buyer, private-equity-backed) transactions of the kind and nature contemplated by this Agreement in order for the performing party to diligently pursue and achieve that result as expeditiously as reasonably practicable, or otherwise assist in the consummation of, the transactions contemplated hereby, or to perform its obligations under this Agreement.

“Commitment Letters” has the meaning given such term in Section 6.7(b).

“Company” has the meaning given such term in the preamble of this Agreement.

“Company Cash” means all cash and cash equivalents of the Company as of the Measurement Time, which shall be calculated net of any checks outstanding.

“Company Funded Debt” means, as of the Measurement Time, without duplication, the amount of all Debt of the Company (as of the Measurement Time).

“Company Intellectual Property” has the meaning given such term in Section 5.17(b).

“Company Officers and Representatives” means the directors of the Company designated in writing by Buyer not less than three (3) Business Days prior to the Closing Date.

“Company Partner Operations” means the operations and facilities of the Company’s suppliers, co-packing partners, and other third-party manufacturing or distribution facilities where the Company’s products are grown, produced, packaged, stored or handled for or on behalf of the Company.

“Company Plan” means any Benefit Plan that is sponsored, maintained, or contributed to as of the Execution Date by the Company for the benefit of its current or former directors, officers or employees or to which the Company has any liability or potential liability.

“Company Systems” has the meaning given such term in Section 5.17(e).

“Company Transaction” means any (i) reorganization, liquidation, dissolution or recapitalization of the Company, (ii) merger or consolidation involving the Company, (iii) purchase or sale of any assets or capital stock (or any rights to acquire, or securities convertible into or exchangeable for, any such capital stock) of the Company (other than (x) the purchase and sale of inventory and other assets in the ordinary course of business and (y) the Repurchase Transactions), or (iv) similar transaction or business combination involving the Company or its business or assets, in each such case other than as contemplated by this Agreement.

“Company Transaction Costs” means, to the extent not paid by or on behalf of the Company as of the Measurement Time, without duplication, all expenses of the Company incurred with respect to the negotiation and execution of this Agreement and the consummation by the Company of the transactions contemplated hereby, including (i) all unpaid brokerage commissions, fees, expense reimbursements and other amounts that are then due to any agent, consultant or financial, legal, accounting or other advisor or service provider of the Company with respect to the negotiation and execution of this Agreement and the consummation by the Company of the transactions contemplated hereby (it being understood that the Financial Advisors Engagement Letters are obligations of the respective Sellers, the Company has no liability under the Financial Advisors Engagement Letters and such obligations shall not be included in the Company Transaction Costs), (ii) all unpaid transaction-related bonuses (including the general staff transaction bonus described in Sections 5.4, 5.6 and 7.1(q) of the Sellers Disclosure Schedule) or accelerated benefits payable to any officer, director, employee, shareholder or Affiliate of the Company in connection with the transactions contemplated hereby (other than the Repurchase Transactions Costs), and (iii) all filing fees and expenses incurred by the Company in connection with any filing by the Company with a Governmental Authority; provided, that, pursuant to Section 7.2(a), Buyer shall bear 50% of any filing fees in connection with any filing with any Governmental Authority.

“Confidential Information” means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to the business, products, financial condition, services, or research or development of the Company or its suppliers, distributors, customers, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company’s suppliers, distributors, customers, independent contractors or other business relations and their confidential information; (iii) Trade Secrets, know-how, compilations of data and analyses, techniques, systems, formulae, recipes, research, records, reports, manuals, documentation, models, data and databases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other Intellectual Property. Notwithstanding the foregoing, “Confidential Information” does not include any information (a) that was or becomes generally available to the public other than as a result of a breach of the covenants and agreements in Section 8.6, (b) that is independently developed by a Seller or its Affiliates (other than the Company prior to the Closing) without the use of Confidential Information or (c) to the extent not primarily related to the Company (i.e., primarily related to the Company’s suppliers, distributors, customers, independent contractors or other business relations), that a Seller or its Affiliates receives from a third-party without obligation of confidentiality.

“Confidentiality Agreement” means the Confidentiality Agreement, dated as of October 6, 2011, by and between the Company and Arlon Food and Agriculture Partners LP.

“Contributing Executives” has the meaning given such term in the Recitals of this Agreement.

“Contribution Agreements” means the Billington Contribution Agreement and the Executive Contribution Agreements.

“Contribution Amount” means the aggregate dollar amount set forth in the Contribution Agreements with respect to the Partnership Interests issued in exchange for the Billington Contributed Shares and the Executive Contributed Shares; provided, that the portion of the Contribution Amount with respect to the Billington Contributed Shares shall be $26,000,000 and the portion of the Contribution Amount with respect to the Executive Contributed Shares shall be an amount equal to the aggregate amount that would otherwise be payable with respect to the Executive Contributed Shares under the respective Repurchase Agreements if the Executive Contributed Shares were repurchased in the Repurchase Transactions.

“Covered Pre-Closing Covenants” has the meaning given such term in Section 11.1(c).

“Current Products” has the meaning given such term in Section 5.18.

“Customs & International Trade Laws” means any applicable domestic Law concerning the importation, exportation, reexportation, or deemed exportation of products, technical data, technology and/or services, and the terms and conduct of transactions and making or receiving of payment related to such importation, exportation, reexportation or deemed exportation, including, but not limited to, as applicable, the Tariff Act of 1930, as amended, and other Laws and programs administered or enforced by Commerce, U.S. International Trade Commission, U.S. Customs and Border Protection, U.S. Immigration and Customs Enforcement, and their predecessor agencies; the Export Administration Regulations, including related restrictions with regard to transactions involving persons and entities on the Commerce Denied Persons List or Entity List; the International Emergency Economic Powers Act, as amended; the Trading With the Enemy Act, as amended; the embargoes and restrictions administered by OFAC; orders of the President regarding embargoes and restrictions on transactions with designated countries and entities, including persons and entities designated on OFAC’s list of Specially Designated Nationals and Blocked Persons; the antiboycott regulations administered by Commerce; and the antiboycott regulations administered by the U.S. Department of the Treasury.

“Debt” means, for any Person as of any date of determination, without duplication, (i) all obligations of such Person for borrowed money or in respect of loans or advances, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all guarantees of such Person for borrowed money obligations, (iv) the maximum amount of any obligations (whether or not funded) in respect of letters of credit and bankers’ acceptances issued for the account of such Person, (v) capitalized lease obligations of such Person, (vi) any obligation of such Person representing the deferred purchase price of property or services with respect to which a Person is liable, contingently or otherwise, as obligor or otherwise, other than trade payables incurred in the ordinary course of business which are included in the calculation of Adjusted Net Working Capital as finally determined, (vii) any obligations of such Person secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on the assets owned or acquired by such Person whether or not such indebtedness, liability or obligation is otherwise non-recourse to such Person, (viii) any obligation (determined on the basis of actual, not notional, obligations) of such Person under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement entered into for the purpose of limiting or managing interest rate risks, (ix) any obligation (determined on the basis of actual, not notional, obligations) of such Person under any hedging arrangements (including foreign currency exchange agreements) of such Person, (x) all obligations arising from deferred compensation arrangements (other than such amounts related to the Repurchase Agreements), (xi) the aggregate amount of all deferred rent owed after the Closing Date, (xii) all obligations under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (xiii) all guaranties, endorsements, assumptions and other contingent obligations of such Person in respect of, or to purchase or to otherwise acquire, indebtedness for any of the foregoing or borrowed money of others, (xiv) the employer’s share of all payroll Taxes attributable to the transactions contemplated under this Agreement (other than those included as Company Transaction Costs or the Repurchase Transactions Costs, if any), (xv) all other obligations that are required to be shown as indebtedness on a balance sheet of such Person prepared in accordance with GAAP, and (xvi) all accrued and unpaid (as of such date of determination) interest, fees, premiums and penalties related to any of the foregoing.

“Debt Financing” has the meaning given such term in Section 6.7(b).

“Diligence Representative” has the meaning given such term in Section 7.4(b).

“Disputed Matters” has the meaning given such term in Section 2.5(d).

“Dollars” and the symbol “$” mean the lawful currency of the United States of America.

“Electronic Delivery” has the meaning given such term in Section 12.17.

“Environmental Law” means any applicable Law pertaining to health (with respect to exposure to Hazardous Materials) or the environment previously or currently in effect, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, the Federal Water Pollution Control Act, as amended, the Resource Conservation and Recovery Act of 1976, as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended, and any state and local Laws implementing or comparable to the foregoing federal Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning given such term in Section 5.14(b).

“Estimated Adjusted Net Working Capital” has the meaning given such term in Section 2.5(a).

“Estimated Closing Purchase Price” means an amount equal to the Base Purchase Price, (i)(a) plus the amount by which the Estimated Adjusted Net Working Capital exceeds the Target Adjusted Net Working Capital or (b) minus the amount by which the Target Adjusted Net Working Capital exceeds the Estimated Adjusted Net Working Capital, as the case may be, (ii) plus an amount equal to the Estimated Company Cash, (iii) minus an amount equal to the Estimated Company Funded Debt, (iv) minus an amount equal to the Company Transaction Costs, (v) minus an amount equal to the Repurchase Transactions Costs and (vi) minus an amount equal to the Contribution Amount.

“Estimated Closing Statement” has the meaning given such term in Section 2.5(a).

“Estimated Company Cash” has the meaning given such term in Section 2.5(a).

“Estimated Company Funded Debt” has the meaning given such term in Section 2.5(a).

“Execution Date” has the meaning given such term in the preamble of this Agreement.

“Executive Contributed Shares” means the shares of Class B Stock and Class C Stock to be contributed pursuant to the Executive Contribution Agreements.

“Executive Contribution Agreements” means each of the written agreements between Parent and a Contributing Executive with respect to such Contributing Executive’s Executive Contributed Shares, in substantially the same form as the most recent draft provided to the Contributing Executive thereto by Buyer prior to the execution of this Agreement.

“Financial Advisors Engagement Letters” means (i) the letter agreement, dated August 5, 2011, by and between Billington and William Blair & Company, L.L.C. and (ii) the letter agreement, dated September 22, 2010, by and between Imperial and Perella Weinberg Partners LP.

“Financial Statements” means (i) the audited financial statements (including the footnotes thereto) of the Company as of and for the fiscal years ended September 3, 2010 (as restated) and September 2, 2011 and (ii) the unaudited financial statements of the Company as of February 3, 2012 and for the period from September 3, 2011 through February 3, 2012.

“Food Laws” means any applicable Law or binding agreement with any Governmental Authority relating to or imposing standards of conduct with respect to food quality, food safety, industrial hygiene, or the manufacture, formulation, packaging, testing, production, packaging, transportation, distribution, storage, marketing, advertising, promotion, labeling or sale of food and related products, including without limitation the Federal Food, Drug and Cosmetic Act, the Food Safety Modernization Act, the Food Conservation and Energy Act, the Public Health Security and Bioterrorism Preparedness and Response Act of 2002, the Food Allergen Labeling and Consumer Protection Act of 2004, the Federal Trade Commission Act, state unfair competition and deceptive trade practices statutes, the Organic Foods Production Act of 1990, the Sanitary Food Transportation Act of 2005 and any analogous laws and their respective implementing regulations, together with all facility hazard analysis plans and programs relating to food safety.

“Fundamental Representations” means the representations and warranties in Section 3.1(a), Section 3.2, Section 3.5, Section 3.6, Section 4.1(a), Section 4.2, Section 4.5, Section 4.6, Section 5.1(a), Section 5.2(a) and (b), Section 5.4, Section 6.1(a), Section 6.2 and Section 6.5.

“GAAP” means accounting principles generally accepted in the United States of America, consistently applied.

“Governing Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, limited liability company agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the formation, organization or governance of a Person, including any amendments thereto.

“Governmental Authority” means any national, federal, regional, state, local, foreign or other governmental agency, authority, administrative agency, regulatory body, commission, instrumentality, court or arbitral tribunal having governmental or quasi-governmental powers; provided, however, that such term shall not include any entity or organization that is engaged in industrial or commercial operations and is wholly or partly owned by any government.

“Government Official” means any employee or elected official of any Governmental Authority, any candidate for any political office of any Governmental Authority and any other individual deemed to be a government official under applicable Law.

“Hazardous Materials” means those pollutants, contaminants, chemicals or toxic, hazardous or petroleum hydrocarbon substances or wastes that are regulated under or for which liability may be imposed by any applicable Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended.

“Imperial” has the meaning given such term in the preamble of this Agreement.

“Imperial Insurance Policies” has the meaning given such term in Section 5.13.

“Imperial Shares” has the meaning given such term in Section 4.5.

“Indemnified Party” has the meaning given such term in Section 11.4(a).

“Indemnifying Party” has the meaning given such term in Section 11.4(a).

“Intellectual Property” means all intellectual property and other similar proprietary rights in any jurisdiction, whether owned or held for use, including such rights in and to: (i) registered trademarks, pending trademark applications, common law trademarks, service marks, logos, brand names, certification marks, trade dress, assumed names, trade names and other indications of origin and the goodwill associated with the foregoing; (ii) issued patents, pending patent applications, and any and all reissues, divisions, continuations, continuations-in-part, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, and inventions, invention disclosures, discoveries and improvements, whether or not patentable; (iii) copyrights; (iv) any information, including a formula, pattern, compilation, database, computer code or program, device, method, know-how, technique, or process that falls with the definition of a trade secret as set forth in the Uniform Trade Secrets Act, regardless of the form or format in which the trade secrets are embodied (collectively, “Trade Secrets”); (v) intellectual property rights in computer code (e.g., object code and source code) and other computer software and documentation related to such code or software; and (vi) domain names and uniform resource locators.

“Inventory” means inventory owned by the Company, including raw materials, products or work in-process, finished products, supplies and other inventories, wherever located, including whether in transit, and whether in the possession of the Company, its third Person warehousemen, manufacturers and distributors or any other Person.

“IRS” has the meaning given such term in Section 5.14(a).

“Knowledge” means, in the case of (i) Billington, (ii) Imperial and (iii) the Sellers collectively, the actual knowledge of the individuals listed in the respective subsections of Part I of Exhibit A, in their capacities as directors, officers or employees of the Sellers or the Company, together with such knowledge that an individual in a similar position would reasonably be expected to have, and, in the case of Buyer, the actual knowledge of the individuals listed on Part II of Exhibit A, in their capacities as directors, officers or employees of Buyer or any of its Affiliates, together with such knowledge that an individual in a similar position would reasonably be expected to have.

“Law” means any applicable law, common law, statute or ordinance of any nation or state, including the United States of America, and any political subdivision thereof, including any state of the United States of America, any regulation, policy, protocol, proclamation or executive order promulgated by any Governmental Authority, any rule or regulation of any self-regulatory organization such as a securities exchange, or any applicable judgment, order, decree or decision of any court or other Governmental Authority having the effect of law in any such jurisdiction.

“Leases” means all leases or subleases pursuant to which the Company holds any leased Real Property.

“Lien” means any mortgage, pledge, security interest, lien (statutory or otherwise), deed of trust, deed of charge, floating charge or other charge of any kind, any conditional sale or other title retention agreement, security agreement, voting agreement, encumbrance or the filing of or agreement to give any security interest, charge or financing statement under the Laws of any jurisdiction.

“Loss” means, subject to Section 11.5, Section 11.6 and Section 11.7, all damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, Liens, losses, expenses, interest and fees, including reasonable costs of investigation, court costs, costs of defense, costs of settlement and reasonable attorneys’ and other professionals’ fees and expenses.

“Material Adverse Effect” means a material adverse effect on the business, properties, financial condition or results of operations of the Company; provided, however, that in no event shall any effect that results from any of the following be deemed to constitute a Material Adverse Effect: (a) this Agreement, any actions required to be taken by this Agreement or the transactions contemplated this Agreement, (b) changes or conditions affecting the North American sweetener industry generally or regionally, (c) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations), (d) changes or proposed changes after the date hereof in Laws (including the United States sugar program and the North American Free Trade Agreement) or GAAP or regulatory accounting requirements or interpretations thereof, (e) fluctuations in currency exchange rates, (f) acts of war, insurrection, sabotage, terrorism, earthquakes, hurricanes, tornados or other natural disasters, (g) the Company’s failure to meet financial projections (it being understood and agreed that any underlying cause to such failure may be taken into account in determining whether there has been a Material Adverse Effect); except, in the case of the foregoing clauses (b) and (c), for any change that has a disproportionate effect on the Company as compared to a Person of similar size engaged in the North American sweetener industry. Notwithstanding the foregoing, for purposes of this Agreement, a Material Adverse Effect will be deemed to have occurred, (i) in the event of the departure or indictment of, or the Company’s right to terminate for cause, Nigel Willerton or Jeff Seidel or (ii) except in the case of the foregoing clause (i), if and only if such effect has caused, will cause, or may reasonably be expected to cause, (x) any Loss to the Company, individually or in the aggregate, in excess of $10,000,000 or (y) any decrease in EBITDA of the Company for the twelve-month period ending March 31, 2013 in excess of $3,500,000 relative to the EBITDA of the Company that would reasonably have been expected for such period as of the date hereof, it being agreed and understood that any events or factors that would be expected to increase EBITDA for such twelve-month period shall be taken into account in determining whether there has been a Material Adverse Effect under this clause (y).

“Material Authorization” has the meaning given such term in Section 5.9.

“Material Contract” has the meaning given such term in Section 5.8(a).

“Material Customers” has the meaning set forth in Section 5.23.

“Material Suppliers” has the meaning set forth in Section 5.23.

“Measurement Time” means 12:01 A.M., Houston, Texas time, on the Closing Date.

“Non-Voting Stockholders” means Pauline McKee, Jeff Seidel, Nigel Willerton, Jim Davet, Walter Nimocks, Edward Billington, Mark Cashin, David Marshall and Lloyd Whiteley.

“Notice of Disagreement” has the meaning given such term in Section 2.5(d).

“OFAC” has the meaning given such term in Section 5.25(d).

“Parent” means WSO Holdings, LP, a Delaware limited partnership.

“Parent Equity Documents” means the limited partnership agreement, securityholders agreement and registration rights agreement of Parent, in each case in substantially the same form as the most recent draft provided to Billington by Buyer prior to the execution of this Agreement but subject to revisions to address comments from co-investors so long as such revisions would not adversely affect any right granted to Billington in, or change the tax treatment of Billington’s investment in Parent under, the most recent draft provided to Billington by Buyer prior to the execution of this Agreement.

“Partnership Interest” has the meaning given such term in the limited partnership agreement of Parent.

“Past Products” has the meaning given such term in Section 5.18.

“Permitted Equity Lien” means: (i) transfer restrictions under federal and state securities Laws and under the Company’s Bylaws; (ii) Liens caused or created by Buyer; and (iii) Liens arising under this Agreement.

“Permitted Lien” means:

(i) inchoate Liens and charges imposed by Law and incidental to the construction, maintenance, development or operation of the Company’s properties or the operation of the Business, if payment of the obligation secured thereby is not yet overdue or if the validity or amount of which is being contested in good faith by the Company and such payment obligation is includable in Adjusted Net Working Capital;

(ii) Liens for Taxes, assessments, obligations under workers’ compensation, unemployment insurance or other social welfare legislation or other similar requirements, charges or levies of any Governmental Authority, in each case not yet overdue, or which are being contested in good faith by the Company;

(iii) easements, servitudes, leases, rights-of-way and other rights, exceptions, reservations, conditions, limitations, covenants and other restrictions that do not materially interfere with the operation, value, occupancy or use of the Physical Assets affected thereby;

(iv) defects or irregularities in title to real properties which do not materially (A) diminish the value of any of the related surface estates or (B) interfere with the ordinary conduct or operation of business, occupancy or the use of any of such properties;

(v) customary provisions contained in any contracts or agreements affecting properties under which the Company is required immediately before the expiration, termination or abandonment of a particular property to reassign to such Person’s predecessor in title all or a portion of such Person’s rights, titles and interests in and to all or a portion of such property;

(vi) Liens to secure the performance of bids, tenders, trade or government contracts (other than for repayment of borrowed money), licenses, statutory obligations, surety bonds, performance bonds, completion bonds or as otherwise incurred in the ordinary course of business set forth on Section 1.1(a)(vi) of the Sellers Disclosure Schedule;

(vii) any Liens consisting of (A) statutory landlord’s liens under Leases to which the Company is a party or other Liens on leased property reserved in leases thereof for rent or for compliance with the terms of such leases, (B) rights reserved to or vested in any Governmental Authority to control or regulate any property of the Company, or to limit the use of such property in any manner which does not materially impair the use, occupancy or operation of such property for the purposes for which it is held by the Company, or (C) zoning or other land use ordinances of any Governmental Authority which are not violated by the current use, occupancy or operation by the Company of any of the properties and assets;

(vii) Liens in respect of judgments or awards with respect to which an appeal or other proceeding for review is being prosecuted and with respect to which a stay of execution pending such appeal or such proceeding for review has been obtained set forth on Section 1.1(a)(vii) of the Sellers Disclosure Schedule;

(viii) Liens of carriers, warehousemen, mechanics, laborers and materialmen and similar charges incidental to the construction, maintenance, development or operation of any of the properties or assets of the Company incurred in the ordinary course of business that are (A) not yet overdue as of the Closing Date, (B) includable in Adjusted Net Working Capital and (C) either not filed of record or not delinquent or filed of record but are being contested in good faith by the Company;

(ix) Liens that will be paid in full or released on or prior to the Closing;

(x) Liens caused or created by Buyer; and

(xi) Liens set forth on Section 1.1(a)(xi) of the Sellers Disclosure Schedule.

“Person” means an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity.

“Physical Assets” means the Real Property and all other material tangible assets and properties of the Company.

“Pre-Closing Tax Period” has the meaning given such term in Section 8.5(d).

“Products” has the meaning given such term in Section 5.18.

“Proceeding” means any action, case, suit, investigation, hearing, audit, examination, order, condemnation, expropriation or other proceeding (including regulatory or administrative proceedings) at law or in equity, commenced, brought, conducted or heard by or before, any Governmental Authority, or any mediator, arbitrator or board of arbitration.

“Purchase Price” has the meaning given such term in Section 2.2.

“Purchase Price Adjustment” has the meaning given such term in Section 2.5(b).

“Purchased Shares” has the meaning given such term in the Recitals of this Agreement.

“Real Property” means the real property owned, leased or subleased by the Company or other interest in real property held by the Company as described in Section 1.1(b) of the Sellers Disclosure Schedule, together with all buildings and other structures, facilities or improvements currently or hereafter located thereon, all fixtures, systems, equipment and items of personal property attached or appurtenant thereto and all easements, licenses, rights, interests and appurtenances relating to the foregoing.

“Repurchase Agreements” means (i) the Amended and Restated Repurchase Agreement and Limited Power of Attorney, effective as of July 14, 2008, by and among the Company, Billington, Imperial and Pauline McKee, (ii) the Amended and Restated Repurchase Agreement and Limited Power of Attorney, effective as of July 14, 2008, by and among the Company, Billington, Imperial and Jeff Seidel, (iii) the Amended and Restated Repurchase Agreement and Limited Power of Attorney, effective as of July 14, 2008, by and among the Company, Billington, Imperial and Nigel Willerton, (iv) the Repurchase Agreement and Limited Power of Attorney, effective as of September 26, 2008, by and among the Company, Billington, Imperial and Pauline McKee, (v) the Repurchase Agreement and Limited Power of Attorney, effective as of September 26, 2008, by and among the Company, Billington, Imperial and Jeff Seidel, (vi) the Repurchase Agreement and Limited Power of Attorney, effective as of September 26, 2008, by and among the Company, Billington, Imperial and Nigel Willerton, (vii) the Repurchase Agreement and Limited Power of Attorney, effective as of September 26, 2008, by and among the Company, Billington, Imperial and Jim Davet, (viii) the Repurchase Agreement and Limited Power of Attorney, effective as of September 26, 2008, by and among the Company, Billington, Imperial and Walter Nimocks, (ix) the Repurchase Agreement and Limited Power of Attorney, effective as of April 1, 2010, by and among the Company, Billington, Imperial and Edward Billington, (x) the Repurchase Agreement and Limited Power of Attorney, effective as of April 1, 2010, by and among the Company, Billington, Imperial and Mark Cashin, (xi) the Repurchase Agreement and Limited Power of Attorney, effective as of April 1, 2010, by and among the Company, Billington, Imperial and David Marshall and (xii) the Repurchase Agreement and Limited Power of Attorney, effective as of April 1, 2010, by and among the Company, Billington, Imperial and Lloyd Whiteley.

“Repurchase Transactions” has the meaning given such term in Section 2.6.

“Repurchase Transactions Costs” means the aggregate amount to be paid by the Company to the Non-Voting Stockholders in connection with the consummation of the Repurchase Transactions. For avoidance of doubt, no amounts will be paid by the Company to the Non-Voting Stockholders for repurchase of any Executive Contributed Shares.

“Restricted Territories” means Canada, Mexico and the United States.

“Restrictive Covenants” has the meaning given such term in Section 8.8(d).

“Seller Indemnitees” means the Sellers, their Affiliates and their respective officers, directors, employees, agents, representatives (including any officers, directors, employees, agents or representatives of the Company appointed or otherwise acting at the direction of the Sellers or their Affiliates), successors and assigns.

“Sellers” has the meaning given such term in the preamble of this Agreement.

“Sellers Disclosure Schedule” means the disclosure schedule delivered by the Sellers to Buyer at the execution of this Agreement. The Sellers Disclosure Schedule has been arranged in sections corresponding to the numbered Sections of this Agreement.

“Several” or “Severally” means Billington’s or Imperial’s, as applicable, pro rata portion of any representation, warranty, covenant or indemnification Claim, in accordance with its respective ownership of the Class A Shares at the execution of this Agreement.

“State Department” has the meaning given such term in Section 5.25(d).

“Straddle Period” has the meaning given such term in Section 8.5(d).

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity (and any successor to any such legal entity) of which such Person owns, directly or indirectly, more than 50% of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture or other legal entity.

“Target Adjusted Net Working Capital” means $70,460,576.

“Tax” means any federal, state, local, or non-U.S. income, profits, franchise, withholding, ad valorem, employment, social security, disability, occupation, wage, estimated, unclaimed property, property, severance excise tax, or other tax of any kind whatsoever, together with any interest and penalties with respect thereto, imposed by or on behalf of any Governmental Authority.

“Tax Audit” means any audit, assessment, adjustment, claim, examination or other proceeding with respect to Taxes.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” has the meaning given such term in Section 10.1(d).

“Termination Fee” has the meaning given such term in Section 10.2(b).

“Third Party Claim” has the meaning given such term in Section 11.4(b).

“Third Person Consent” means any approval, consent, amendment or waiver of a Person that is required under any Governing Document of the Sellers, the Company or Buyer or under any contract to which any of the Sellers, the Company or Buyer is a party or by which it or its assets is bound in order to effect the transactions contemplated hereby or any part thereof, including waivers and consents by lenders and waivers of transfer restrictions.

“Transferred Employee” means an employee of the Company immediately before the Closing Date who continues as an employee of the Company or becomes an employee of Buyer or any of its Affiliates on or after the Closing Date.

“Transition Services Agreement” means the Transition Services Agreement, in substantially the same form attached hereto as Exhibit B, to be entered into by and between Imperial and the Company at the Closing.

“Valuation Firm” has the meaning given such term in Section 2.5(d).

“Valuation Firm Submission Date” has the meaning given such term in Section 2.5(d).

“WARN Act” has the meaning given such term in Section 5.15.

Section 1.2 Construction. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. Terms defined in the singular have the corresponding meanings in the plural, and vice versa. All references to Articles and Sections refer to articles and sections of this Agreement, and all references to Exhibits refer to exhibits to this Agreement, which are attached hereto and made a part hereof for all purposes. The word “or” is not exclusive, and the word “including” means “including, but not limited to.” The words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular section or article in which such words appear. Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, all as in effect as of the Execution Date. Currency amounts referenced herein, unless otherwise specified, are in Dollars. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The phrases “made available to Buyer” or “delivered to Buyer” or similar phrases as used in ARTICLE V and Section 7.1 will mean that the subject documents were posted to the “Project Earth” data room at https://services.intralinks.com prior to, and remain accessible to Buyer on, the date that is one day prior to the date of this Agreement.

ARTICLE II

SALE AND PURCHASE

Section 2.1 Transfer of Purchased Shares. Subject to and in accordance with the terms and conditions of this Agreement, the Sellers agree to sell, assign, transfer, convey and deliver the Purchased Shares to Buyer, and Buyer agrees to purchase and accept the Purchased Shares from the Sellers, free and clear of all Liens other than Permitted Equity Liens, for the consideration specified in Section 2.2.

Section 2.2 Purchase Price. The aggregate purchase price for the Purchased Shares is the Base Purchase Price, (a)(i) plus the amount by which the Adjusted Net Working Capital exceeds the Target Adjusted Net Working Capital or (ii) minus the amount by which the Target Adjusted Net Working Capital exceeds the Adjusted Net Working Capital, as the case may be, (b) plus an amount equal to the Company Cash, (c) minus an amount equal to the Company Funded Debt, (d) minus an amount equal to the Company Transaction Costs, (e) minus an amount equal to the Repurchase Transactions Costs and (f) minus the Contribution Amount (collectively, the “Purchase Price”).

Section 2.3 Closing; Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Baker Botts L.L.P. in Houston, Texas, or at such other place as Buyer and the Sellers may mutually agree, at 9:00 A.M. Central time on the tenth Business Day after the day on which the last to be fulfilled of the Closing Conditions (other than Closing Conditions to be fulfilled at the Closing) is fulfilled or waived by the relevant party hereto or at such other date as the Sellers and Buyer may mutually agree (the “Closing Date”).

Section 2.4 Deliveries at the Closing.

(a) At the Closing, Buyer shall:

(i) deliver to the Sellers the certificates referred to in Section 9.2(a) and Section 9.2(b);

(ii) pay or cause to be paid, by wire transfer of immediately available funds to the account or accounts designated in the Payoff Letters, the amounts set forth in the Payoff Letters;

(iii) pay to the Sellers, by wire transfer of immediately available funds to an account or accounts designated by the Sellers, the Estimated Closing Purchase Price;

(iv) pay to the Company, by wire transfer of immediately available funds to an account or accounts designated by the Company, an amount equal to the sum of (x) the Company Transaction Costs, (y) the Repurchase Transactions Costs and (z) the Company Funded Debt (other than Debt paid as contemplated by Section 2.4(a)(ii) above);

(v) deliver to Billington, the Billington Contribution Agreement and the Parent Equity Documents executed by Parent and WSO Holdings, LLC, a Delaware limited liability company; and

(vi) accept the certificates representing the Purchased Shares from the Sellers.

(b) At the Closing, the Sellers shall deliver, or cause to be delivered, to Buyer:

(i) the certificates referred to in Section 9.3(a) and Section 9.3(b);

(ii) certificates representing the Purchased Shares, free and clear of all Liens other than Permitted Equity Liens, which certificates shall be duly endorsed in blank (or accompanied by duly executed stock powers);

(iii) evidence of the consummation of the Repurchase Transactions that includes a release, reasonably satisfactory to Buyer and the Sellers, from each Non-Voting Stockholder of each of the Sellers and the Company;

(iv) Billington shall deliver the Billington Contribution Agreement and the Parent Equity Documents executed by Billington;

(v) Imperial shall deliver the Transition Services Agreement executed by Imperial and the Company;

(vi) to the extent not in the Company’s possession, the minute books and other corporate records of the Company;

(vii) executed resignation letters of (or resolutions removing) the Company Officers and Representatives from their respective positions with the Company;

(viii) a certificate, in form and substance as required under Treasury Regulation Section 1.897-2(h), of the Company certifying that the Class A Shares, Class B Stock, Class C Stock, and Class D Stock are not United States real property interests for purposes of Section 1445 of the Code, together with evidence reasonably satisfactory to Buyer that the Company will provide notice to the Internal Revenue Service in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2) or (4); provided the Buyer’s sole remedy if the Company fails to provide such certificate shall be to make the appropriate withholding under Sections 897 and 1445 of the Code;

(ix) evidence of releases of all Liens (other than any Permitted Liens) relating to the assets and properties of the Company with respect to the Company Funded Debt identified on the Payoff Letters;

(x) payoff letters with respect to all Company Funded Debt listed on Section 2.4(b)(x) of the Sellers Disclosure Schedule (in each case on terms and conditions reasonably satisfactory to Buyer) (the “Payoff Letters”), as well as UCC-3 termination statements, mortgage releases, terminations of landlord waivers, bailee waivers, account control agreements and any other documents required to evidence the Lien releases with respect to such Company Funded Debt, in each case in recordable form;

(xi) copies of the Third Person Consents listed on Section 9.3 of the Sellers Disclosure Schedule (in each case in substantially the same form as the form of consent delivered by Buyer to the Sellers pursuant to Section 7.4(b));

(xii) evidence of the termination of (A) the Stock Purchase Agreement, dated as of July 14, 2008, by and among Imperial, Billington and the Company and (B) the Formation and Operating Agreement, dated as of June 22, 2001, by and among Imperial, Billington and Wholesome Sweeteners, LLC, a Florida limited liability company, as amended, in each case with no post-termination liability to or obligation of the Company;

(xiii) certified copies of the resolutions of each Seller’s boards of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby;

(xiv) good-standing certificates for the Company from its jurisdiction of incorporation and each jurisdiction in which the Company is qualified to do business as a foreign corporation, in each case dated as of a recent date prior to or on the Closing Date; and

(xv) such other documents or instruments as are required to be delivered by Sellers or the Company at the Closing pursuant to the terms hereof.

(c) At the Closing, the Company shall consummate the Repurchase Transactions and shall deliver, or cause to be delivered, to Buyer and the Sellers, evidence of the consummation of the Repurchase Transactions. The Company shall be responsible to pay all Company Transaction Costs.

Section 2.5 Purchase Price Adjustment.

(a) The Sellers shall deliver a notice to Buyer at least three Business Day prior to the reasonably anticipated Closing Date (the “Estimated Closing Statement”), including (i) the Sellers’ reasonable good faith estimates, determined in accordance with the procedures described in Section 2.5 of the Sellers Disclosure Schedule, (A) the amount by which Adjusted Current Assets will exceed Adjusted Current Liabilities or Adjusted Current Liabilities will exceed Adjusted Current Assets, as the case may be (the “Estimated Adjusted Net Working Capital”), (B) the amount of the Company Cash (the “Estimated Company Cash”), (C) the amount of the Company Funded Debt (the “Estimated Company Funded Debt”), (ii) the amount of the Company Transaction Costs, (iii) the amount of the Repurchase Transactions Costs, (iv) the amount of the Contribution Amount and (v) the resulting calculation of the Estimated Closing Purchase Price. The Sellers shall consider in good faith any revisions to the Estimated Closing Statement requested or proposed by Buyer, and any such revisions that are mutually agreed to in writing by Buyer and Sellers prior to the Closing shall be deemed to be incorporated into the Estimated Closing Statement for all purposes in this Agreement.

(b) If the Purchase Price as finally determined pursuant to this Section 2.5 is greater than the Estimated Closing Purchase Price, Buyer shall make an additional payment to the Sellers in an amount equal to the amount by which the Purchase Price, as calculated in accordance with this Section 2.5, exceeds the Estimated Closing Purchase Price, together with interest thereon at the Applicable Rate from and including the Closing Date to but excluding the date of payment, which payment shall be made by wire transfer of immediately available funds on or before the fifth Business Day after the final determination of the Purchase Price Adjustment in accordance with this Section 2.5. If the Purchase Price as finally determined pursuant to this Section 2.5 is less than the Estimated Closing Purchase Price, the Sellers shall make a payment to Buyer in an amount equal to the amount by which the Estimated Closing Purchase Price exceeds the Purchase Price, as calculated in accordance with this Section 2.5, together with interest thereon at the Applicable Rate from and including the Closing Date to but excluding the date of payment, which payment shall be made by wire transfer of immediately available funds on or before the fifth Business Day after the final determination of the Purchase Price Adjustment in accordance with this Section 2.5. The payment to be made by Buyer or by the Sellers, as applicable, is herein called the “Purchase Price Adjustment.”

(c) Except as otherwise expressly provided in Section 2.5 of the Sellers Disclosure Schedule, or in the definitions of Adjusted Current Assets, Adjusted Current Liabilities, Company Cash, Company Funded Debt, Company Transaction Costs and Repurchase Transactions Costs, the items included in the components of Adjusted Current Assets, Adjusted Current Liabilities, Company Cash, Company Funded Debt, Company Transaction Costs and Repurchase Transactions Costs shall be determined, and the amounts of such items shall be calculated, in a manner consistent with GAAP and, to the extent consistent with GAAP, in the same manner as the corresponding line items were determined and calculated, and using the same policies, practices, assumptions, procedures, classifications, methods, estimates and judgments as were used, in preparing the Balance Sheet.

(d) Buyer shall prepare and deliver to the Sellers a statement (the “Closing Statement”) setting forth the proposed Purchase Price, together with supporting calculations and information, on or before the 60th day after the Closing Date. The Sellers shall cooperate as reasonably requested in connection with the preparation of the Closing Statement. In the event Buyer or the Company conducts, or engages a third Person to conduct, an inspection or measurement of the Inventory during the 60-day period after the Closing Date in connection with the preparation of the Closing Statement, then Buyer or the Company, as the case may be, shall give the Sellers no less than five Business Days notice of such inspection or measurement, and the Sellers shall be permitted to have representatives present to observe any such inspection or measurement. From the date of receipt of the Closing Statement through the final determination of the Purchase Price in accordance with this Section 2.5(d), Buyer shall cause the Company and its employees to give the Sellers and their advisors reasonable access at all reasonable times to the personnel, properties and books and records of the Company and Buyer’s working papers for the purpose of conducting the physical inventory and determining the Purchase Price. Unless the Sellers give written notice (a “Notice of Disagreement”) to Buyer on or before the 15th day after the Sellers’ receipt of the Closing Statement that the Sellers dispute the proposed Purchase Price specified in the Closing Statement, the Purchase Price shall be as specified in the Closing Statement. Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted. If the Sellers give a Notice of Disagreement to Buyer on or before such 15th day that they dispute the proposed Purchase Price specified in the Closing Statement, the Sellers and Buyer shall consult in good faith and use commercially reasonable efforts to agree upon the calculation of the Purchase Price. Following the delivery of a Notice of Disagreement and until the final determination of the Purchase Price in accordance with this Section 2.5(d), Buyer and its advisors shall be permitted to review the Sellers’ working papers supporting the Sellers’ disagreement with the Closing Statement for the limited purposes of evaluating and resolving any of the items identified in such Notice of Disagreement. If by the 30th day after the Sellers’ receipt of the Closing Statement (the “Valuation Firm Submission Date”) the Sellers and Buyer have not agreed on the Purchase Price, the parties shall submit such matters as remain in dispute (and only such matters) (the “Disputed Matters”) to Duff & Phelps Corporation and, if Duff & Phelps Corporation is either unable or unwilling to act as an appraiser, Houlihan Lokey, Inc., or such other valuation firm as the Sellers and Buyer shall agree (the “Valuation Firm”), for final resolution, which resolution shall be binding upon the Sellers and Buyer, and judgment upon which may be entered in any court having jurisdiction over the party against which such determination is sought to be enforced; provided that either party can exclude any Valuation Firm if it determines in its good faith discretion at the time of engagement of the Valuation Firm that such Valuation Firm is not independent from the other party(ies). The fees and expenses of the Valuation Firm for its services in resolving the Disputed Matters shall be allocated between the Sellers and Buyer based upon the relative success (in terms of percentages) of such party’s claims.

(e) The procedure and schedule under which the Disputed Matters shall be submitted to the Valuation Firm shall be as follows:

(i) Within fifteen (15) days following the Valuation Firm Submission Date, the Sellers shall submit the Disputed Matters to the Valuation Firm in writing (with a copy to Buyer), supported by any documents or affidavits upon which the Sellers rely.

(ii) Within fifteen (15) days following the Sellers’ submission of the Dispute Matters as specified in subclause (i) above, Buyer shall submit its response to the Valuation Firm in writing (with a copy to the Sellers), supported by any documents or affidavits upon which it relies.

(iii) The parties shall cooperate with the Valuation Firm during the term of its engagement. The Valuation Firm shall deliver its written opinion within twenty (20) days following its receipt of the information provided for in subclause (ii) above, or such longer period of time as the Valuation Firm determines is necessary, but not to exceed thirty (30) days. The scope of the disputes to be resolved by the Valuation Firm is limited to the Disputed Matters. The parties shall instruct the Valuation Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Sellers, on the other hand. The Valuation Firm’s determination shall be made in accordance with the procedures described in this Section 2.5 and Section 2.5 of the Sellers Disclosure Schedule. The materials to be reviewed by the Valuation Firm shall be limited to (1) the Closing Statement and (2) the documents and affidavits submitted by the parties to the Valuation Firm pursuant to subclauses (i) and (ii) above.

Section 2.6 Repurchase Transactions. In connection with the Closing, the Company shall repurchase from each of the Non-Voting Stockholders all of the issued and outstanding shares of Class B Stock, Class C Stock and Class D Stock held by the Non-Voting Stockholders other than the Executive Contributed Shares, in each case in accordance with the terms of the respective Repurchase Agreements (collectively, the “Repurchase Transactions”).

Section 2.7 Tax Withholding.

(a) Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such employer and/or dividend withholding amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under any provision of applicable Law provided that notice shall be given in advance of any such employer and/or dividend withholding and provided further, however, that no notice shall be required for the Company to withhold upon any payments made pursuant to this Agreement that are in the nature of compensation. To the extent the Company withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

(b) Notwithstanding anything in this Agreement to the contrary, pursuant to and on the conditions set forth in Section 2.4(b)(viii), the Buyer shall be entitled to deduct and withhold from the consideration otherwise payable to any Seller pursuant to this Agreement such withholding amounts as it is required to deduct and withhold with respect to the making of such payment under Sections 897 and 1445 of the Code. To the extent the Buyer withholds any such amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BILLINGTON

Except as set forth in the Sellers Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, Billington hereby represents and warrants to Buyer as follows:

Section 3.1 Organization and Qualification.

(a) Billington is a private limited company, duly organized and validly existing and in good standing under the Laws of England and Wales. Billington has the requisite private limited company power and authority to carry on its business as it is now being conducted.

(b) Billington is duly qualified as a foreign private limited company and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to Billington and its Subsidiaries taken as a whole.

Section 3.2 Due Authority. Billington has full private limited company power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Billington is a party have been duly authorized by Billington, and no other act or proceeding on the part of Billington or its governing body is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed by Billington and, assuming the due authorization, execution and delivery of this Agreement by Imperial and Buyer, constitutes the legal, valid and binding obligation of Billington enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 3.3 Conflicts and Approvals. Except for the receipt of the Third Person Consents set forth in Section 3.3 of the Sellers Disclosure Schedule, neither the execution and delivery by Billington of this Agreement nor the performance by Billington of its obligations hereunder will violate or breach the terms of or cause a default under (a) any Law applicable to Billington, (b) the Governing Documents of Billington, or (c) any contract or agreement to which Billington is a party or by which it or any of its properties or assets is bound, except for any matters described in this Section 3.3 that would not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of Billington to perform its obligations under this Agreement. Billington is not a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and Billington has terminated all discussions with third parties (other than Buyer and its Affiliates) regarding Company Transactions.

Section 3.4 Proceedings. As of the Execution Date, there are no Proceedings pending for which Billington has received service of process or otherwise written notice or, to the Knowledge of Billington, otherwise pending or threatened against Billington, except any that, individually or, with respect to multiple Proceedings that allege similar theories of recovery based on similar facts, in the aggregate, would not reasonably be expected to materially and adversely affect the ability of Billington to perform its obligations under this Agreement.

Section 3.5 Ownership of the Class A Shares. Billington is the record owner of 25,000 shares of Class A Stock, representing 50% of the Class A Shares (the “Billington Shares”). Except as set forth in Section 3.5 of the Sellers Disclosure Schedule, Billington owns the Billington Shares free and clear of any Liens, other than Permitted Equity Liens. Notwithstanding anything set forth in Section 3.5 of the Sellers Disclosure Schedule, (i) upon the occurrence of the Closing, the delivery of the Billington Shares (other than the Billington Contributed Shares) to Buyer in accordance with the terms of this Agreement will transfer good and marketable title to such Billington Shares free and clear of any Liens, other than Permitted Equity Liens and (ii) upon the occurrence of the closing of the transactions contemplated by the Billington Contribution Agreement, the delivery of the Billington Contributed Shares to Parent in accordance with the terms of the Billington Contribution Agreement will transfer good and marketable title to such Billington Contributed Shares free and clear of any Liens, other than Permitted Equity Liens.

Section 3.6 No Brokers. Other than as set forth in Section 5.4, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Billington, except any fees and commissions that will be discharged by Billington.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IMPERIAL

Except as set forth in the Sellers Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, Imperial hereby represents and warrants to Buyer as follows:

Section 4.1 Organization and Qualification.

(a) Imperial is a Texas corporation, duly organized and validly existing and in good standing under the Laws of the State of Texas. Imperial has the requisite corporate power and authority to carry on its business as it is now being conducted.

(b) Imperial is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a material adverse effect with respect to Imperial and its Subsidiaries taken as a whole.

Section 4.2 Due Authority. Imperial has full corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all of the other agreements and instruments contemplated hereby to which Imperial is a party have been duly authorized by Imperial, and no other act or proceeding on the part of Imperial or its governing body is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed by Imperial and, assuming the due authorization, execution and delivery of this Agreement by Billington and Buyer, constitutes the legal, valid and binding obligation of Imperial enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.3 Conflicts and Approvals. Except for the receipt of the Third Person Consents set forth in Section 4.3 of the Sellers Disclosure Schedule, neither the execution and delivery by Imperial of this Agreement nor the performance by Imperial of its obligations hereunder will violate or breach the terms of or cause a default under (a) any Law applicable to Imperial, (b) the Governing Documents of Imperial or (c) any contract or agreement to which Imperial is a party or by which it or any of its properties or assets is bound, except for any matters described in this Section 4.3 that would not reasonably be expected to have a Material Adverse Effect or materially and adversely affect the ability of Imperial to perform its obligations under this Agreement. Imperial is not a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and Imperial has terminated all discussions with third parties (other than Buyer and its Affiliates) regarding Company Transactions.

Section 4.4 Proceedings. As of the Execution Date, there are no Proceedings pending for which Imperial has received service of process or otherwise written notice or, to the Knowledge of Imperial, otherwise pending or threatened against Imperial, except any that, individually or, with respect to multiple Proceedings that allege similar theories of recovery based on similar facts, in the aggregate, would not reasonably be expected to materially and adversely affect the ability of Imperial to perform its obligations under this Agreement.

Section 4.5 Ownership of the Class A Shares. Imperial is the record owner of 25,000 shares of Class A Stock, representing 50% of the Class A Shares (the “Imperial Shares”). Except as set forth in Section 4.5 of the Sellers Disclosure Schedule, Imperial owns the Imperial Shares free and clear of any Liens, other than Permitted Equity Liens. Notwithstanding anything set forth in Section 4.5 of the Sellers Disclosure Schedule, upon the occurrence of the Closing, the delivery of the Imperial Shares to Buyer in accordance with the terms of this Agreement will transfer good and marketable title to the Imperial Shares free and clear of any Liens, other than Permitted Equity Liens.

Section 4.6 No Brokers. Other than as set forth in Section 5.4, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Imperial, except any fees and commissions that will be discharged by Imperial.

ARTICLE V

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY

Except as set forth in the Sellers Disclosure Schedule, which exceptions shall be deemed to be part of the representations and warranties made hereunder, the Sellers, Severally but not jointly, hereby represent and warrant to Buyer as follows:

Section 5.1 Organization and Qualification.

(a) The Company is a Delaware corporation duly organized and validly existing and in good standing under the Laws of the State of Delaware. The Company has the requisite corporate power and authority to carry on its business as it is now being conducted.

(b) The Company is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has heretofore made available to Buyer correct and complete copies of its Governing Documents. The Company is not in default under or in violation, in any material respect, of any provision of its Governing Documents. The minute books (containing the records of meetings of the Company’s stockholders and board of directors) and the stock record books of the Company are correct and complete in all material respects. Section 5.1(b) of the Sellers Disclosure Schedule sets forth a list of all of the officers and directors of the Company as of the Execution Date.

Section 5.2 Capitalization.

(a) The authorized capital stock of the Company consist of (i) 100,000 shares of Class A Stock, (ii) 10,000 shares of Class B Stock, (iii) 15,000 shares of Class C Stock and (iv) 33,000 shares of Class D Stock. As of the Execution Date and as of immediately prior to the closing of the Repurchase Transactions, there will be outstanding (i) 50,000 shares of Class A Stock, (ii) 8,125 shares of Class B Stock, 2,576 shares of which are held as treasury stock, (iii) 14,500 shares of Class C Stock and (iv) 33,000 shares of Class D Stock. At the Closing and after consummation of the Repurchase Transactions that occur at the Closing, (i) other than the

Executive Contributed Shares, no shares of Class B Stock, Class C Stock or Class D Stock will be outstanding and (ii) other than the Executive Contributed Shares, the Class A Shares will represent all the outstanding capital stock of the Company. The Company does not have any Subsidiaries or own any interest in any corporation, general or limited partnership, limited liability company, joint venture, estate, trust or other association.

(b) Section 5.2 of the Sellers Disclosure Schedule sets forth a list of the record owners of the outstanding capital stock of the Company as of the Execution Date and their respective shares of the outstanding capital stock of the Company held of record as of the Execution Date. Except as contemplated by this Agreement and as set forth in Section 5.2 of the Sellers Disclosure Schedule, (i) there is no outstanding option, warrant, right (contingent or other, including conversion, exchange, participation, right of first refusal, co-sale or preemptive rights) or agreement for the purchase or acquisition of any capital stock or other equity interests in the Company, or any options, warrants or rights convertible into or exchangeable for any thereof or the Company does not have any securities containing profit participation features, any stock appreciation rights or any phantom stock plan and (ii) there is no commitment to issue, sell or transfer any capital stock or other equity interests in the Company, or subscriptions, warrants, options, convertible or exchangeable securities or other such rights or to distribute to holders of capital stock of the Company any evidence of Debt or asset. Except as contemplated by this Agreement and as set forth in Section 5.2 of the Sellers Disclosure Schedule, (i) the Company is not a party or subject to any agreement or understanding, and there is no agreement or understanding between or among any holders of capital stock of the Company relating to the acquisition, disposition, transfer or voting or giving of written consents with respect to any security or matter; (ii) the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any capital stock or other securities or any interest therein or to pay any dividend or make any other distribution in respect thereof; and (iii) there are no restrictions on the transfer of any capital stock of the Company, other than Permitted Equity Liens. All of the issued and outstanding shares of capital stock of the Company have been duly authorized, are validly issued, fully paid, and nonassessable, and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal.

(c) The Company has not violated any federal or state securities Laws in connection with the offer, sale or issuance of any shares of its capital stock.

Section 5.3 Conflicts and Approvals. Except for (a) the receipt of the Third Person Consents set forth in Section 5.3 of the Sellers Disclosure Schedule and (b) the effectuation of the filings and registrations with and the receipt of the Authorizations from Governmental Authorities set forth in Section 5.3 of the Sellers Disclosure Schedule, neither the execution and delivery by the Sellers of this Agreement or any of the other agreements and instruments contemplated hereby to which a Seller is a party nor the performance by the Sellers of their respective obligations hereunder or thereunder will violate or breach the terms of or cause a default under (whether with or without the passage of time, the giving of notice or both), result in the creation of a Lien (other than Permitted Equity Liens) upon the Company’s capital stock or assets pursuant to, give any third party the right to modify, terminate or accelerate any obligation under, or require any authorization, consent, approval, exemption or other action of or by or notice or declaration under (i) any Law or Authorization applicable to the Company, (ii) the Governing Documents of the Company or (iii) any Material Contract. The Company is not a party to or bound by any written or oral agreement or understanding with respect to a Company Transaction other than this Agreement, and the Company has terminated all discussions with third parties (other than Buyer and its Affiliates) regarding Company Transactions.

Section 5.4 No Brokers; Transaction Bonuses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except any fees and commissions that will be discharged by the Company prior to the Closing Date. Except with respect to the Repurchase Transactions Costs, there are no special bonuses or other similar compensation payable to any employee of the Company in connection with the transactions contemplated hereby.

Section 5.5 Financial Statements. The Financial Statements are attached to Section 5.5 of the Sellers Disclosure Schedule. Each of the Financial Statements fairly present in all material respects the financial position of the Company as of the respective dates thereof and the results of operations of the Company for the periods covered thereby, and each of the Financial Statements included in clause (i) of the definition of Financial Statements fairly present in all material respects the cash flows of the Company for the periods covered thereby. The Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except that the unaudited financial statements of the Company as of February 3, 2012 and for the period from September 3, 2011 through February 3, 2012 do not (a) reflect normal, recurring year-end adjustments and (b) include required footnote disclosures, none of which footnote disclosures, if updated from the disclosures in the audited financial statements (including the footnotes thereto) of the Company as of and for the fiscal year ended September 2, 2011, would, alone or in the aggregate, reflect an adverse change in any material respect to the business, operations, assets, liabilities, financial condition, operating results, cash flow or net worth of the Company taken as a whole).

Section 5.6 Absence of Undisclosed Liabilities. Except as set forth in Section 5.6 of the Sellers Disclosure Schedule, the Company does not have or will not have any liabilities or obligations (whether direct, indirect, accrued or contingent) arising out of any transaction entered at or prior to the date hereof, or any action or inaction at or prior to the date hereof, or any state of facts existing at or prior to the date hereof, except (a) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 2, 2011 (none of which is a liability for breach of contract, breach of warranty, tort, infringement, violation of Law, Claim or Proceeding), (b) for liabilities and obligations disclosed in the Financial Statements, (c) for liabilities and obligations under Material Contracts or under contracts and commitments entered into in the ordinary course of business consistent with past practice which are not Material Contracts (but not liabilities for any breach of any such contract or commitment occurring on or prior to the Closing Date) and (d) for liabilities or obligations not in excess of $100,000, individually or in the aggregate.

Section 5.7 Assets.

(a) Except as set forth on Section 5.7(a) of the Sellers Disclosure Schedule, the Company has good and marketable title to, or a valid leasehold interest in, the Physical Assets free and clear of all Liens except for Permitted Liens. The Company has, and will have immediately following the Closing, a valid leasehold interest in or the valid and enforceable right to use all assets, properties (including the Real Property), rights (including contractual rights), titles or interests, tangible or intangible, necessary for the conduct of its business as presently conducted. Except as set forth on Section 5.7(a) of the Sellers Disclosure Schedule, (i) none of the Sellers or their respective Affiliates (other than the Company) owns, utilizes or has any interest in any assets of, or performs any material services for, or on behalf of, or provides any material group purchasing benefits to, or with respect to, the Company and (ii) as of the Closing Date, no entity other than the Company shall own any assets primarily relating to the Business. Immediately after the Closing, none of the Sellers or their respective Affiliates shall have any right, title or interest in or to any asset, property, title or interest that is used in the Business.

(b) Section 5.7(b) of the Sellers Disclosure Schedule sets forth the address of each leased Real Property, and a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) for each such leased Real Property (including the date and name of the parties to such Lease document). The Company has delivered or made available to Buyer a true and complete copy of each such Lease document, and in the case of any oral Lease, a written summary of the material terms of such Lease. With respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Company’s possession and quiet enjoyment of the leased Real Property under such Lease has not been disturbed and there are no disputes with respect to such Lease; (iii) neither the Company nor any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) no security deposit or portion thereof deposited with respect such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full; (v) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company; (vi) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy such leased Real Property or any portion thereof; (vii) the Company has not collaterally assigned or granted any other security interest in such Lease or any interest therein; and (viii) there are no Liens on the estate or interest created by such Lease, other than Permitted Liens.

(c) The Company does not own any Real Property. The leased Real Property identified in Section 5.7(b) of the Sellers Disclosure Schedule comprise all of the real property used or intended to be used in, or otherwise related to, the Business.

Section 5.8 Material Contracts.

(a) Except for the contracts required to be listed in Section 5.8(a) of the Sellers Disclosure Schedule (the “Material Contracts”), and except for this Agreement and any Company Plans, the Company is not a party to or bound by any of the following:

(i) any contract relating to any Debt of the Company for borrowed money, or the granting of any security by the Company for any such borrowing;

(ii) any contract whereby the Company guarantees an obligation in excess of any other Person, any performance bond or similar agreement;

(iii) any contract with an employee or consultant of the Company providing for annual payment by the Company in excess of $75,000;

(iv) any contract with any officer or director of the Company, other than an employment contract;

(v) any collective bargaining contract or other contract with a labor union or other labor organization, any pension, profit sharing, stock option, employee stock purchase, bonus or other plan or arrangement providing for deferred or other compensation to employees, former employees or consultants, or any other employee benefit plan or arrangement, or severance agreements, programs, policies or arrangements;

(vi) any contract for the purchase or sale of food products or raw materials that cannot be terminated on less than 60 days notice and (A) provides for forward physical delivery on a date more than 90 days in the future or (B) provides for the future payment by or to the Company of more than $100,000, other than purchase orders entered into in the ordinary course of business consistent with past practice which provide for the delivery of products within 30 days;

(vii) any contract for the supply of goods or services to the Company not covered in any other paragraph of this Section 5.8(a) that cannot be terminated on less than 60 days notice and provides for future payments by or to the Company of more than $100,000, other than purchase orders entered into in the ordinary course of business consistent with past practice which provide for the delivery of products within 30 days;

(viii) any contract for the sale of any asset by the Company not covered in any other paragraph of this Section 5.8(a) that cannot be terminated on less than 60 days notice and provides for the future payment by or to the Company of more than $100,000, other than purchase orders entered into in the ordinary course of business consistent with past practice which provide for the delivery of products within 30 days;

(ix) any lease under which the Company is the lessor or lessee of real or personal property that provides for an annual base rental to or from the Company of more than $50,000;

(x) any license or other right granted by any third party to the Company to any material Intellectual Property (not including any licenses to commercially available software with a total replacement cost of less than $25,000);

(xi) any license or other right granted by the Company to any third party to any material Intellectual Property;

(xii) any contract prohibiting the Company from freely engaging in any business or competing with another Person in any business or area;

(xiii) any settlement, conciliation or similar agreement with any Governmental Authority or pursuant to which the Company, after the date of this Agreement, will be required to pay consideration in excess of $50,000; or

(xiv) any other agreement which is material to the Company’s operation or business prospects and either involves consideration in excess of $100,000 or the absence of which would result in Losses to the Company in excess of $100,000, other than purchase orders entered into in the ordinary course of business consistent with past practice which provide for the delivery of products within 30 days.

(b) Except as set forth on Section 5.8(b) of the Sellers Disclosure Schedule (i) the Company has not breached the terms of any Material Contract, (ii) to the Knowledge of the Sellers, each Material Contract is enforceable by the Company in accordance with its terms; (iii) the Company has not received from any other party to any Material Contract written or, to the Knowledge of the Sellers, oral notification that such Material Contract is not in full force and effect, that the Company has failed to perform its obligations thereunder to date, or that any other party thereto has not performed its obligations thereunder to date, other than immaterial corrective action requests or corrective action reports received in the ordinary course of business, (iv) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to result in a breach or violation of, or a default under, the terms of any Material Contract and (v) to the Knowledge of Sellers, there is no breach or anticipated breach by the other parties to any Material Contract.

(c) A true and correct copy of each of the written instruments, plans, contracts and agreements and an accurate description of each of the oral arrangements, contracts and agreements which are referred to on Section 5.8(a) of the Sellers Disclosure Schedule, together with all amendments, waivers or other changes thereto, have been made available to Buyer. To the extent applicable, the contracts identified on Section 5.8(a) of the Sellers Disclosure Schedule are separately identified by reference to the type of contract applicable subsection of Section 5.8(a).

Section 5.9 Authorizations. Except as set forth on Section 5.9 of the Sellers Disclosure Schedule, (a) the Company has obtained all Authorizations that are necessary to carry on the Business as currently conducted (collectively, the “Material Authorizations”), (b) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a material violation by the Company of, or a failure on the part of the Company to comply with the terms of, any Authorization, (c) the Company has not received from any Governmental Authority written or, to the Knowledge of Sellers, oral notification that any Authorization (i) is not in full force and effect, (ii) has been violated in any respect, or (iii) is subject to any suspension, revocation, modification or cancellation and (d) there is no Proceeding, to the Knowledge of the Sellers, threatened regarding suspension, revocation, modification or cancellation of any Authorization. Section 5.9 of the Sellers Disclosure Schedule sets forth a list of all Material Authorizations. All of the Material Authorizations will be available for use by the Company immediately after the Closing.

Section 5.10 Compliance with Law. Except as set forth on Section 5.10 of the Sellers Disclosure Schedule, (a) the Company is, and for the past five years has been, in compliance in all material respects with all applicable Laws, (b) the Company has not received any written or, the Knowledge of the Sellers, oral notification from any applicable Governmental Authority that it is not in compliance with any applicable Laws and (c) no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to constitute or result in a failure of the Company to comply with the terms of any applicable Law.

Section 5.11 Environmental Matters. As of the Execution Date:

(a) the Company and the Company Partner Operations are and for the past five (5) years have been in material compliance with all applicable Environmental Laws;

(b) all Authorizations, if any, required to be obtained or filed by or complied with by the Company or the Company Partner Operations under any applicable Environmental Law in connection with their operations as they are currently being conducted, including those relating to Hazardous Materials, have been duly obtained or filed for, and the Company and the Company Partner Operations are in material compliance with the terms and conditions of all such Authorizations;

(c) there are no pending or, to the Knowledge of the Sellers, threatened Proceedings by or before any Governmental Authority under any applicable Environmental Law relating to the Company, the Business or the Company’s properties or Company Partner Operations, nor has the Company received any written or, to the Knowledge of the Sellers, oral notice, claim or other information regarding any actual or alleged violation of or liabilities arising under any Environmental Laws;

(d) neither the Company nor, to the Knowledge of the Sellers, any of the Company Partner Operations has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, released or exposed any Person to any substance, including any Hazardous Material, or owned or operated any property or facility contaminated by any Hazardous Material, in each case above, in a manner that has given or would give rise to material liabilities or obligations pursuant to the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”) or any other Environmental Laws; and

(e) the Company has provided Buyer with all environmental reports and other material documents relating to any current or former operations or facilities of the Company, the Company Partner Operations or their respective predecessors or Affiliates that are in its possession or reasonable control.

Section 5.12 Proceedings. There are no, and for the past five years have not been any, Proceedings pending for which the Company has received service of process or otherwise written notice or, to the Knowledge of the Sellers, otherwise pending or threatened against the Company.

Section 5.13 Insurance. As of the Execution Date, the Company (i) owns and is a beneficiary under insurance policies underwritten by reputable insurers or (ii) is a beneficiary under insurance policies underwritten by reputable insurers which are owned by Imperial (the “Imperial Insurance Policies”), in each case as set forth on Section 5.13 of the Sellers Disclosure Schedule. All material premiums due with respect to such insurance policies have been paid, and such policies are in full force and effect. The Company does not have any self-insurance or co-insurance programs, and the reserves set forth on the Balance Sheet are adequate (and the reserves to be set forth on the Closing Statement will be adequate) to cover all anticipated liabilities with respect to any such self-insurance or co-insurance programs.

Section 5.14 Employee Benefit Plans.

(a) Section 5.14(a) of the Sellers Disclosure Schedule lists, as of the Execution Date, all the Company Plans. The Sellers have delivered or made available to Buyer correct and complete copies of the plan documents and summary plan descriptions (or written summaries if no written document exists), the most recent determination letter received from the Internal Revenue Service (the “IRS”), the most recent annual report (Form 5500, with all applicable attachments), and all related trust agreements, insurance contracts, and other funding arrangements that implement each Company Plan. Each Company Plan has been administered, funded and operated in material compliance with its governing documents, ERISA, the Code and applicable Law. There are no actions, suits or Claims pending or, to the Knowledge of the Sellers, threatened (other than routine Claims for benefits) with respect to any Company Plan or its assets. There is no matter pending with respect to any Company Plan before any Governmental Authority

(b) Neither the Company, nor any entity that is considered a single employer with the Company within the meaning of Section 414(b), (c) or (m) of the Code or Section 4001 of ERISA (an “ERISA Affiliate”) maintains, contributes to or has an obligation to contribute to, nor has at any time within the six years prior to the Execution Date, maintained, contributed to or had an obligation to contribute to (i) a multiemployer plan within the meaning of Section 3(37) of ERISA, (ii) any plan subject to Section 4063 or 4064 of ERISA, (iii) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA, (iv) a plan funded by a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, (v) an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and that is not intended to be qualified under Section 401(a) of the Code, (vi) any other “plan” (as such term is defined in Section 3(3) of ERISA) subject to Title IV of ERISA or (vi) any employee benefit plan, program or arrangement that provides for post-retirement medical, life insurance or other welfare-type benefits (other than health continuation coverage required by COBRA).

(c) The Company does not have any liability with respect to any “employee benefit plan” (as defined in Section 3(3) of ERISA) solely by reason of being treated as a single employer under Section 414 of the Code with any trade, business or entity other than the Company.

(d) To the Knowledge of the Sellers, the Company and each ERISA Affiliate has timely filed or furnished all reports, returns, notices and other documentation that are required to have been furnished to the IRS, the United States Department of Labor or any other Governmental Authority.

(e) With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. No Company Plan has any material unfunded liability that is not accurately reflected on the Company’s Financial Statements, in accordance with GAAP.

(f) Except as set forth in Section 5.14(f) of the Sellers Disclosure Schedule, neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any liability under any Company Plan, including any liability for severance pay, termination or retention pay, (ii) increase any benefits otherwise payable under any Company Plan or (iii) result in the acceleration of the time of payment or vesting of any such compensation or benefits under any Company Plan.

Section 5.15 Labor and Employment Matters. Except as set forth on Section 5.15 of the Sellers Disclosure Schedule, with respect to the Business: (i) there are no pending, or to the Knowledge of the Sellers, threatened, labor or employment disputes or controversies, including any Proceeding alleging unlawful harassment, employment discrimination, unfair labor practices, unpaid wages, unlawful wage or immigration practices, or unlawful tax withholding practices that, if adversely determined, individually or in the aggregate would reasonably be expected to result in Losses in excess of $100,000 and no such Proceedings have occurred within the past three (3) years; (ii) there is no collective bargaining agreement or collective bargaining relationship with any labor organization; (iii) to the Knowledge of the Sellers, no union organizing efforts are underway or threatened and no such activities have occurred within the past five (5) years; (iv) there is no strike, slowdown, work stoppage, lockout or other material labor dispute underway or, to the Knowledge of the Sellers, threatened, and no such disputes have occurred within the past three (3) years; (v) with respect to this transaction, any notice required under any law or contract has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied; and, (vi) within the past three (3) years, the Business has not implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), and no such action will be implemented without advance notification to Buyer.

Section 5.16 Taxes.

(a) (i) All federal income Tax Returns and all other material Tax Returns which were required to be filed by or with respect to the Company have been duly and timely filed, (ii) all federal income Taxes and all other material Taxes, whether or not shown on each such Tax Return, have been timely paid in full, (iii) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (iv) all such Tax Returns were true, correct and complete in all respects, (v) all Tax withholding and deposit requirements imposed on or with respect to the Company have been satisfied in full in all respects and (vi) the Company is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) The Company does not have in force any waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency.

(c) The Company is not a party to any Tax allocation, indemnification, or sharing agreement. There are no Liens for unpaid Taxes on the assets of the Company except for Permitted Liens.

(d) No claim has been made in writing by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is, or may be, subject to taxation by that jurisdiction.

(e) The Company is not a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any “excess parachute payment” within the meaning Section 280G of the Code (or any corresponding provision of state, local, or non-U.S. Tax law).

(f) The Company has not been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code (or any similar provision of state, local or non-U.S. Law) and the Company has no liability for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

(g) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of Tax accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) election under Section 108(i) of the Code or (vi) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date.

(h) The Company has not distributed stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 or 361 of the Code. The Company is and has not been a party to any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treasury Regulation Section 1.6011-4(b).

(i) The Company does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise have an office or fixed place of business in a country other than the country in which it is organized.

(j) Each agreement, contract, plan, or other arrangement to which the Company is a party that is a “nonqualified deferred compensation plan” subject to Section 409A of the Code complies with the requirements of Section 409A of the Code and any Internal Revenue Service guidance issued thereunder and no amounts under any such agreement, contract, plan, or other arrangement is or has been subject to the interest and additional tax set forth under Section 409A of the Code. The Company does not have any actual or potential obligation to reimburse or otherwise “gross-up” any Person for the interest or additional tax set forth under Section 409A and/or Section 4999.

(k) Valid elections under Section 83(b) of the Code have been timely executed for all of the Executive Contributed Shares, the Class B Stock and the Class C Stock. No Class D Stock was issued to any individual subject to U.S. federal income Tax.

(l) The unpaid Taxes of the Company (i) did not, as of Balance Sheet Date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(m) There are no pending written proposed deficiencies or other written Claims with respect to Taxes of the Company or any administrative or judicial proceedings with respect to Taxes. The Company has not received from any Governmental Authority (including jurisdictions where the Company does not file Tax Returns) any (i) written notice indicating an intent to open an audit or other review or request for information relating to Taxes or (ii) proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against the Company.

Section 5.17 Intellectual Property.

(a) Section 5.17(a) of the Sellers Disclosure Schedule contains a complete and accurate list of all of the following that are owned by the Company: (i) all patents and patent applications; (ii) all trademarks registrations and trademark applications; (iii) all copyrights registrations and copyright applications; (iv) all trade or corporate names; and (v) all Internet domain names.

(b) The Company owns and possesses all right, title and interest in and to or otherwise has the right to use all Intellectual Property necessary for the operation of the Business as currently conducted, free and clear of all Liens (collectively, the “Company Intellectual Property”). All of the Company Intellectual Property owned by the Company is valid, subsisting and enforceable and in full force and effect. To the Knowledge of the Sellers, the Company Intellectual Property shall survive unchanged after the consummation of the transactions contemplated by this Agreement.

(c) Except as set forth in Section 5.17(c) of the Sellers Disclosure Schedule, (i) there are no claims against the Company that were made either within the past six (6) years or are presently pending, and the Company has not received within the past six (6) years any written notice of any claims or assertions, contesting the ownership or use of any Company Intellectual Property; (ii) the Company has not infringed, misappropriated, diluted or otherwise conflicted with, and the operation of the Business as it is currently conducted does not infringe, misappropriate, dilute or otherwise conflict with, any Intellectual Property of any third party; and (iii) to the Knowledge of the Sellers, no third party has infringed, misappropriated, diluted or otherwise conflicted with any Company Intellectual Property owned by the Company. The Company Intellectual Property is not subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use thereof.

(d) The Company has taken commercially reasonable precautions to protect its rights in and to its copyrights and copyright applications, trademarks and trademark applications, Trade Secrets, and other Intellectual Property, including maintaining the confidentiality of Trade Secrets and other Confidential Information.

(e) The computer systems, including software, used by the Company in the operation of the Business as it is currently conducted (collectively, the “Company Systems”) are sufficient for the immediate and anticipated future needs of the Business as it is currently conducted. The Company maintains commercially reasonable security, disaster recovery and business continuity plans, procedures and facilities. In the past eighteen (18) months, there has not been any material failure with respect to any of the Company Systems that has not been remedied or replaced in all material respects.

Section 5.18 Inventory; Food Laws. Subject to any reserve for inventory on the face of the Balance Sheet, the Inventory consists of items of a quality and quantity usable and, with respect to finished goods only, salable, in each case, in the ordinary course of business. The Company, individually or through its third Person manufacturers and distributors, has manufactured, formulated, processed, labeled, stored, tested, packed, transported, distributed, marketed, advertised, promoted and sold all products (a) currently being sold, manufactured or distributed (“Current Products”) or (b) sold, manufactured or distributed since December 31, 2009 that are not currently being sold, manufactured or distributed (“Past Products” and, together with Current Products, “Products”) (including Products in process and in inventory on the Closing Date) in material compliance with all Food Laws for the past five years. All of the Current Products materially satisfy, and all of the Past Products materially satisfied for the past five years, all federal and state nutritional labeling requirements, including all regulations under the Food Laws. All ingredients used in the Current Products materially conform, and all of the ingredients used in the Past Products materially conformed for the past five years, to the requirements of the Food Laws. All of the (i) Current Products in process or in inventory on the Execution Date are not and (ii) Products manufactured or packaged for the Company at the time of delivery thereof to the customers of the Business were not for the past five years, “adulterated” or “misbranded” within the meaning of the Food Laws, nor, during the past five years, did any such Products constitute an article prohibited from introduction into interstate commerce under the Food Laws at the time of such delivery. The Company has not received from any Governmental Authority or other Person any Claim, Proceeding or notice of liability pursuant to Food Laws relating to the Business, the Company, or the Company Partner Operations which remains pending or unresolved. During the past five years, the Company has not had a recall of any of its Products, nor has any of the Company’s facilities or the Company Partner Operations been shutdown by a Governmental Authority pursuant to Food Laws. During the past five years, there has been no presence or release of any food contaminants or adulterants, food poisoning, pests, mold or microbial agents in any of the Company’s Products or at the Company Partner Operations that has or would give rise to material liabilities or obligations of the Company under Food Laws. The Sellers and the Company have made available to Buyer all material food safety audits, reports, studies, sampling data, and other documents materially bearing on food safety matters relating to the Business, the Company, the Company Partner Operations or the Products, which are in their possession or control.

Section 5.19 Accounts Receivable. Except as set forth on Section 5.19 of the Sellers Disclosure Schedule, all accounts and notes receivable reflected on the Balance Sheet and all accounts and notes receivable to be reflected on the Closing Statement (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are or shall be valid receivables arising in the ordinary course of business. No Person has any Lien (other than Permitted Liens) on such receivables or any part thereof, and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables out of the ordinary course of business consistent with past practice. To the Knowledge of the Sellers, there is no pending contest or dispute with respect to the amount or validity of any amount of any such account receivables.

Section 5.20 Absence of Certain Developments. Since the Balance Sheet Date, no fact, event or circumstance has occurred which has had or would reasonably be expected to have a Material Adverse Effect. Since the Balance Sheet Date, the Company has not taken or failed to take any action that, if performed after the Execution Date and prior to the Closing, would constitute a breach of Section 7.1, other than entering into, amending, modifying or terminating any Material Contracts in the ordinary course of business consistent with past practice.

Section 5.21 Bank Accounts; Names and Locations. Section 5.21(a) of the Sellers Disclosure Schedule lists all of the Company’s bank accounts (designating each authorized signatory and the level of each signatory’s authorization). Except for the names set forth on Section 5.21(b) of the Sellers Disclosure Schedule, during the five (5)-year period prior to the Execution Date, neither the Company nor its predecessors has used any name or names under which it has invoiced account debtors, maintained records concerning its assets or otherwise conducted business. All of the Physical Assets are located at the locations set forth on Section 5.21(c) of the Sellers Disclosure Schedule.

Section 5.22 Affiliated Transactions. Except as set forth on Section 5.22(a) of the Sellers Disclosure Schedule, no officer, director, stockholder, employee or Affiliate of the Company, including the Sellers or any of their respective Subsidiaries (other than the Company) or, to the Knowledge of the Sellers, any individual related by blood, marriage or adoption to any such individual or any entity in which any such Person or individual owns any beneficial interest, is a party to any agreement, contract, commitment or transaction with the Company or has any interest in any property used by the Company (including any Intellectual Property rights). Other than indemnity obligations to directors or officers pursuant to the Company’s Governing Documents, the Company shall not owe any amounts to the Sellers or their Affiliates after the Closing and any agreements or arrangements purporting to require payment of any amounts by the Company to either of the Sellers after the Closing are terminated effective as of the Closing.

Section 5.23 Customers and Suppliers. Section 5.23 of the Sellers Disclosure Schedule sets forth (a) a list of the top twenty-five (25) customers of the Company (on a consolidated basis) (by volume of sales to such customers) (the “Material Customers”) and (b) a list of the top fifteen (15) suppliers of the Company (on a consolidated basis) (by volume of purchases from such suppliers) (the “Material Suppliers”), for the fiscal years ended September 2, 2011 and the five (5)-month period ended February 3, 2012. The Company has not received any indication from any Material Customer of the Company to the effect that, and the Company does not have any reason to believe that, such Material Customer will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, buying materials, products or services from the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise). The Company has not received any indication from any Material Supplier to the Company to the effect that, and the Company does not have any reason to believe that, such Material Supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to the Company (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

Section 5.24 Anti-Bribery and Anti-Money Laundering Compliance.

(a) Neither the Company nor any of the Company’s Affiliates nor any agent acting on behalf of the Company or any of its Affiliates has provided, offered, gifted or promised, directly or indirectly, anything of value to any Government Official, political party or candidate for government office, nor provided or promised anything of value to any other person while knowing that all or a portion of that thing of value would or will be offered, given, or promised, directly or indirectly, to any Government Official, political party or candidate for government office, for the purpose of:

(i) influencing any act or decision of such official, party or candidate in his or her official capacity, inducing such official, party or candidate to do or omit to do any act in violation of their lawful duty, or securing any improper advantage for the benefit of the Company; or

(ii) inducing such official, party or candidate to use his or her influence with his or her government or instrumentality to affect or influence any act or decision of such government or instrumentality, in order to assist the Company in obtaining or retaining business for or with, or directing business to, any Person.

(b) The Company has been in compliance in all material respects and has, during all periods for which any applicable statute of limitations has not expired, complied with the applicable provisions of the U.S. Bank Secrecy Act and USA PATRIOT Act of 2001, as amended, and other applicable foreign Laws relating to anti-money laundering and similar matters.

(c) The Company utilizes effective controls and procedures and an internal accounting controls system that is sufficient to provide reasonable assurances that material violations of applicable anti-bribery or anti-money laundering Laws will be prevented, detected and deterred.

Section 5.25 Compliance with Customs and International Trade Laws.

(a) The Company is in compliance with all applicable Customs & International Trade Laws in all material respects, and at no time in the last five (5) years has the Company committed any material violation of the Customs & International Trade Laws, and there are no material unresolved questions or claims concerning any liability of the Company with respect to any such Laws;

(b) Without limiting the foregoing, the Company has not received any written notice that it is subject to any civil or criminal investigation, audit or any other inquiry involving or otherwise relating to any alleged or actual violation of the Customs & International Trade Laws;

(c) The Company has not received any written notice that any products or materials imported by the Company, or on behalf of the Company where the Company is the importer of record, for which final liquidation has not yet occurred is subject to or otherwise covered by an antidumping duty order or countervailing duty order that remains in effect or is subject to or otherwise covered by any pending antidumping or countervailing duty investigation by agencies of the United States government; and

(d) Neither the Company, nor any officer or director of the Company, nor any agent acting on behalf of the Company (i) has been or is designated on any list of any U.S. Governmental Authority, including the U.S. Office of Foreign Assets Control’s (“OFAC”) Specially Designated Nationals and Blocked Persons List, the U.S. Department of Commerce (“Commerce”) Denied Persons List, the Commerce Entity List, and the U.S. Department of State (“State Department”) Debarred List, (ii) nor participated in any transaction involving such designated person or entity, or any country that is subject to U.S. sanctions administered by OFAC, (iii) nor exported (including deemed exportation) or re-exported, directly or indirectly, any good, technology or services in violation of any applicable U.S. export control or economic sanctions Laws, regulations or orders administered by OFAC, Commerce or State Department, (iv) nor participated in any export, re-export or transaction connected with any purpose prohibited by U.S. export control and economic sanctions Laws, including, without limitation, support for international terrorism and nuclear, chemical or biological weapons proliferation.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to each Seller as follows:

Section 6.1 Organization and Qualification.

(a) Buyer is a corporation duly organized and validly existing and in good standing under the laws of Delaware. Buyer has the requisite corporate power and authority to carry on its business as it is now being conducted.

(b) Buyer is duly qualified as a foreign corporation and in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.2 Due Authority. Buyer has full corporate power and authority to execute and perform this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance of this Agreement and all of the other agreement and instruments contemplated hereby to which Buyer is a party have been duly authorized by Buyer, and no other act or proceeding on the part of Buyer or its governing body is necessary to authorize the execution, delivery or performance of this Agreement or the other agreements contemplated hereby and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed by Buyer and, assuming the due authorization, execution, and delivery of this Agreement by the Sellers, constitutes the legal, valid and binding obligation of Buyer enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency or other similar Laws affecting the enforcement of creditors’ rights generally and except that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any proceeding therefor may be brought.

Section 6.3 Conflicts and Approvals. Except for any approvals required under the HSR Act or any applicable foreign competition Law, neither the execution and delivery by Buyer of this Agreement or any of the other agreements and instruments contemplated hereby to which Buyer is a party nor the performance by Buyer of its obligations hereunder or thereunder will, to the Knowledge of Buyer, violate or breach the terms of or cause a default under (a) any Law applicable to Buyer, (b) the Governing Documents of Buyer or (c) any contract or agreement to which Buyer is a party or by which it or any of its properties or assets is bound, except for any matters described in this Section 6.3 that would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.4 Proceedings. As of the Execution Date, there are no Proceedings pending for which Buyer has received service of process or otherwise written notice or, to the Knowledge of Buyer, otherwise pending or threatened against Buyer, except any that, individually or, with respect to multiple Proceedings that allege similar theories of recovery based on similar facts, in the aggregate, would not reasonably be expected to have a Buyer Material Adverse Effect.

Section 6.5 No Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer, except any fees and commissions that will be discharged by Buyer.

Section 6.6 Purchase as Investment. Buyer is purchasing the Purchased Shares for its own account as an investment without the present intent to sell, transfer or otherwise distribute the Purchased Shares to any other Person. Buyer, together with its directors, executive officers and advisors, is familiar with investments of the nature of the Purchased Shares, understands that this investment involves certain risks, has adequately investigated the Company, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Purchased Shares, and is able to bear the economic risks of such investment.

Section 6.7 Availability of Funds.

(a) Subject to the receipt of the Debt Financing, the consummation of the transactions contemplated by the Contribution Agreements and the consummation of the equity investment contemplated by the Commitment Letter of Triangle Capital Corporation, BNY Mellon – Alcentra Mezzanine Partners, L.P. and Trinity Universal Insurance Company, Buyer will at the Closing have access to sufficient immediately available funds, in cash, to pay the Purchase Price, the Company Transaction Costs, the Repurchase Transactions Costs, the Company Funded Debt and any other amounts payable under this Agreement at Closing and to effect the transactions contemplated by this Agreement, all without any third party consent or approval required (other than the consents and approvals of the lenders participating in the Debt Financing).

(b) Buyer has delivered to the Sellers true and complete copies of an executed commitment letter, dated March 7, 2012, from Wells Fargo Bank, National Association and an executed commitment letter (collectively, the “Commitment Letters”), dated March 7, 2012, from Triangle Capital Corporation, BNY Mellon – Alcentra Mezzanine Partners, L.P. and Trinity Universal Insurance Company pursuant to which the lenders party thereto have committed, subject to the terms and conditions set forth therein, to lend the amounts set forth therein for the purpose of funding a portion of the consideration contemplated by this Agreement (such financing, or any alternative financing secured pursuant to Section 7.10(b), the “Debt Financing”).

(c) As of the Execution Date, the Commitment Letters have not been amended or modified and the commitments contained in the Commitment Letters have not been withdrawn or rescinded in any respect. As of the Execution Date, the Commitment Letters, in the form delivered to the Sellers, are in full force and effect and are legal, valid and binding obligations of Buyer and, to the knowledge of Buyer, the other parties thereto. There are no conditions precedent or other contingencies, side agreements or other arrangements or understandings related to the funding of the full amount of the Debt Financing or the terms thereof, other than as set forth in the Commitment Letters in the forms delivered to the Sellers. As of the Execution Date, Buyer does not have any material reason to believe that it will be unable to satisfy on a timely basis any term or condition to be satisfied by it contained in the Commitment Letters. Neither Buyer nor any of its Affiliates has incurred any commitment fees in connection with the Commitment Letters that are due and payable on or prior to the Execution Date. As of the Execution Date, Buyer has satisfied all terms and conditions required to be satisfied by it on or before the Execution Date pursuant to the terms of the Commitment Letters, and Buyer shall pay when due or cause to be paid when due all commitment fees arising under the Commitment Letters as and when they become payable.

ARTICLE VII

PRE-CLOSING COVENANTS

Section 7.1 Operation of the Business. Except (i) as set forth in Section 7.1 of the Sellers Disclosure Schedule, (ii) as otherwise contemplated by this Agreement or (iii) as otherwise consented to by Buyer, such consent not to be unreasonably withheld, from the Execution Date until the Closing, the Sellers shall cause the Company to:

(a) operate the Business in the ordinary course consistent with past practice;

(b) operate the Business in accordance with all applicable Laws in all material respects;

(c) use commercially reasonable efforts to preserve substantially intact its business organization, and to preserve existing beneficial relationships with agents, lessors, suppliers, customers and employees, subject to the effects of the announcement of the transactions contemplated by this Agreement and Buyer’s stated plans for the Business;

(d) not offer, sell, issue, transfer, pledge or grant, or authorize the offering, sale, issuance, transfer, pledge or grant of, any capital stock or other equity interests of the Company or any securities or rights convertible, exchangeable or exercisable into any capital stock or other equity securities or securities containing profit participation features;

(e) not acquire, whether by merger or consolidation, by purchasing an equity interest or otherwise, any business or any corporation, partnership, association or other business organization or division thereof;

(f) not adopt any amendments to its Governing Documents;

(g) not incur any obligations for borrowed money or purchase money Debt, whether or not evidenced by a note, bond, debenture or similar instrument (nor enter into any guarantees with respect to such Debt) except (i) trade debt incurred in the ordinary course of business which will be included in the calculation of Adjusted Net Working Capital, (ii) borrowings under the Company’s revolving credit facility that will be paid in full at or prior to the Closing and (iii) other Debt that will be paid in full at or prior to the Closing;

(h) not destroy any books or records of the Company or otherwise related to the Business, or remove the books and records located at the Company’s principal executive offices except in accordance with the Company’s record retention policy;

(i) promptly notify Buyer of any material change in the Business or the Physical Assets;

(j) not enter into any contract, agreement or other arrangement that would have been a Material Contract if it would have been in effect on the Execution Date; provided, that for purposes of this Section 7.1(j), (A) with respect to contracts, agreements or arrangements that provide for future payments to the Company, $2,000,000 thresholds shall be substituted for the $100,000 thresholds set forth in Section 5.8(a)(vi) or Section 5.8(a)(vii) and (B) with respect to contracts, agreements or arrangements that provide for future payments by the Company, $1,000,000 thresholds shall be substituted for the $100,000 thresholds set forth in Section 5.8(a)(vi) or Section 5.8(a)(vii);

(k) not amend, modify or terminate any Material Contract, or otherwise waive, release or assign any material rights, Claims or benefits of the Company under any Material Contract or enter into any derivative, option, hedge or futures contracts; provided, that for purposes of this Section 7.1(k), $1,000,000 thresholds shall be substituted for the $100,000 thresholds set forth in Section 5.8(a)(vi) or Section 5.8(a)(vii);

(l) not mortgage or pledge any of its material properties or subject them to any Lien, except Permitted Liens or in the ordinary course of business;

(m) not discharge or satisfy any material Lien or pay any material obligation or liability, other than obligations and liabilities paid in the ordinary course of business;

(n) not declare, set aside or make any payment or distribution of cash or other property to any of its stockholders with respect to such stockholder’s capital stock or otherwise, or, except as provided in Section 2.6 or as otherwise may be required under the Repurchase Agreements and related documents, purchase, redeem or otherwise acquire any shares of its capital stock or other equity securities (including any warrants, options or other rights to acquire its capital stock or other equity);

(o) not sale, assign, transfer, lease, license or otherwise encumber any of its Physical Assets, except in the ordinary course of business;

(p) not sale, assign, transfer, lease, license, sublicense or otherwise encumber any material Intellectual Property rights, or abandon or permit to lapse any material Intellectual Property rights;

(q) not make or grant any bonus or any wage or salary increase to any employee or group of employees, other than (i) pursuant to contracts entered into prior to the Execution Date and previously made available to Buyer or (ii) the hiring of new or replacement employees in the ordinary course of business;

(r) not make or grant any increase in any Company Plan, or amend or terminate any Company Plan or adopt any new Benefit Plan or enter into, amend or terminate any collective bargaining agreement or other employment agreement, except as required by Law;

(s) not make capital expenditures or commitments therefor in excess of $100,000 other than in accordance with the Company’s capital expenditure budget for the current fiscal year;

(t) not delay or postpone the payment of any material accounts payable or commissions or any other material liability or agree or negotiate with any party to extend the payment date of any material accounts payable or commissions or any other material liability or accelerate the collection of (or discount) any material accounts or notes receivable;

(u) not make any charitable contributions or pledges or make any political contributions exceeding $10,000 and for which such amounts will not have been paid in full and satisfied prior to the Closing;

(v) not make any change in any method of accounting or accounting policies or make any write down in the value of its Inventory that is material or that is other than in the usual, regular and ordinary course of business or reverse any material accruals (whether or not in the ordinary course of business or consistent with past practice), except as required by GAAP or Law;

(w) not take any action or fail to take any action that has the effect of accelerating to pre-Closing periods sales to customers or other revenues, individually or in the aggregate, in excess of $500,000 that would otherwise be expected to take place or be incurred after the Closing;

(x) not make any loans or advances to any Persons except in the ordinary course of business consistent with past practice;

(y) not (i) make or change any Tax election, (ii) change an annual Tax accounting period, (iii) adopt or change any Tax accounting method, (iv) fail to pay any Tax when it becomes due and payable, (v) file any amended Tax Return, (vi) enter into any closing agreement, (vii) settle any Tax claim or assessment, (viii) surrender any right to claim a refund of Taxes, (ix) consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or (x) take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such other election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing (other than by an immaterial amount) the Tax liability of the Company for any period ending after the Closing Date or decreasing (other than by an immaterial amount) any Tax attribute of the Company existing on the Closing Date;

(z) not implement any layoffs implicating the WARN Act; or

(aa) not agree, resolve or commit to do any of the actions prohibited in Section 7.1(d) through (h) or (j) through (z) that would, or the effects of which would, survive the Closing.

Section 7.2 Appropriate Action; Consents; Filings. From the Execution Date until the Closing:

(a) The Sellers and Buyer shall each use commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things that, in either case, are necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement and (ii) obtain from the relevant Governmental Authorities all Authorizations required to be obtained at or prior to the Closing by the Sellers, the Company or Buyer in connection with the authorization, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. As promptly as practicable, the Sellers and Buyer shall make all necessary filings, including filings under the HSR Act, and thereafter make any other required submissions, with respect to this Agreement and the transactions contemplated hereby required under any applicable Law at or prior to the Closing. Buyer and the Sellers shall bear the costs and expenses of their respective filings; provided, that Buyer and the Sellers shall each pay 50% of the filing fee in connection with any such filings. The Sellers and Buyer shall cooperate in connection with the making of all such filings, including by providing copies of all such documents to the nonfiling party and its advisors prior to filing and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. The Sellers and Buyer shall each use commercially reasonable efforts to furnish or cause to be furnished all information required for any application or other filing to be made pursuant to any applicable Law in connection with the transactions contemplated by this Agreement.

(b) The Sellers and Buyer shall each timely give or cause to be given all notices to third Persons and use commercially reasonable efforts to obtain all Third Person Consents (i) set forth in Section 3.3, Section 4.3 and Section 5.3 of the Sellers Disclosure Schedule or (ii) required under any Material Contract in connection with the consummation of the transactions contemplated hereby. Within three (3) Business Days following the Execution Date, Buyer shall deliver to the Sellers a form of notice and a form of consent for purposes of giving such notices to third Persons and obtaining such Third Person Consents pursuant to this Section 7.2(b).

(c) The Sellers and Buyer shall each give prompt notice to the others of the receipt of any written notice or other written communication from (i) any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any Governmental Authority in connection with the transactions contemplated hereby, (iii) any Governmental Authority or other Person regarding the initiation or threat of initiation of any Proceedings against, relating to, or involving or otherwise affecting the Company, Buyer or the Sellers that relate to the consummation of the transactions contemplated hereby, and (iv) any Person regarding the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be reasonably likely to (A) cause any condition to the obligations of the other party to consummate the transactions contemplated hereby not to be satisfied, (B) cause a breach of the representations, warranties or covenants of such party under this Agreement, or (C) delay or impede the ability of either Buyer or the Sellers, respectively, to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein. No delivery of any notice pursuant to clause (iv) of this Section 7.2(c) shall cure any breach of any representation, warranty or covenant of the party hereto giving such notice contained in this Agreement.

(d) Buyer and the Sellers each agree to cooperate and to use commercially reasonable efforts to vigorously contest and to resist any Proceedings, and to have vacated, lifted, reversed or overturned any order (whether temporary, preliminary or permanent) of any court or other Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action. Each of Buyer and the Sellers shall take, or cause to be taken, commercially reasonable efforts required by any Governmental Authority as a condition to the granting of any Authorization necessary for the consummation of the transactions contemplated hereby or as may be required to avoid, lift, vacate or reverse any legislative, administrative or judicial action that would otherwise cause any Closing Condition not to be satisfied; provided, however, that compliance with this Section 7.2(d) shall not require the parties nor their respective Affiliates to commit to any material divestitures, licenses or hold separate or similar agreements with respect to material assets or material conduct of business arrangements as a condition to obtaining any approvals from any Governmental Authority for any reason in order to consummate and make effective the transactions contemplated by this Agreement.

Section 7.3 Breach Notice. If, prior to the Closing Date, either (i) Buyer obtains knowledge of a breach of any of Buyer’s representations, warranties or covenants contained in this Agreement, or (ii) the Sellers obtain knowledge of a breach of any of the Sellers’ representations, warranties or covenants contained in this Agreement, then Buyer, in the case of clause (i) shall notify the Sellers in writing of such information, or the Sellers, in the case of clause (ii) shall notify Buyer in writing of such information (in any such case, the “Breach Notice”) within three Business Days of such discovery or on the day prior to the Closing Date, whichever is earlier. The Breach Notice shall contain reasonable details regarding the alleged breach and Buyer’s (in the case of clause (i)) or the Sellers’ (in the case of clause (ii)) good faith estimate of the potential Losses associated with such breach.

Section 7.4 Right of Entry; Access to Information.

(a) From and after the Execution Date through the Closing Date, Buyer and the Diligence Representatives shall be afforded reasonable access to the Company’s Physical Assets, personnel, representatives, documents, books and records (except to the extent such access is prohibited by Law or by contract), shall furnish such information about the Company as Buyer shall reasonably request and shall be afforded reasonable access to the customers and suppliers of the Company (to the extent such customers and suppliers agree to and cooperate with such access), all upon reasonable notice to the Company and in a manner that does not interfere in any material respect with the normal operations of the Business or the Company.

(b) Buyer hereby acknowledges that any access to the properties and other assets of the Company utilized by Buyer or any representative, consultant or other Person acting by or on behalf of Buyer (“Diligence Representative”) shall be at the sole risk, cost and expense of Buyer. Buyer shall and shall ensure that each Diligence Representative complies with all safety and similar requirements customarily imposed by the Company on its properties; provided, that the Company has provided to Buyer a description of such safety and other requirements. Before and after the Closing, Buyer shall assume and indemnify, defend and hold harmless the Seller Indemnitees from and against any and all Claims for personal injury, death or property damage caused by Buyer’s or any Diligence Representative’s entry upon or access to the properties and other assets of the Company and all Losses incurred by the Seller Indemnitees with respect to each such Claim; provided, that Buyer’s obligation to indemnify, defend and hold harmless the Seller Indemnitees pursuant to this Section 7.4(b) shall be reduced to the extent to which the negligence or willful misconduct of the Seller Indemnitees, the Company or any employee of the Company or the Sellers contributed to cause the Loss relative to all other relevant factors. For purposes of illustration (and without limiting the generality of the foregoing), in the event of a Loss, which is covered by Buyer’s indemnification obligations under this Section 7.4(b), and 20% of such Loss was attributable to the contributory negligence of an employee of the Company, then Buyer’s indemnification obligations under this Section 7.4(b) with respect to such Loss would be limited to 80% of such Loss.

(c) Prior to the Closing, Buyer will hold any information obtained under Section 7.4(a) in accordance with the provisions of the Confidentiality Agreement.

Section 7.5 Condition of the Company’s Assets. In consummating the purchase and the sale of the Purchased Shares contemplated hereunder, Buyer acknowledges that, except for the representations, warranties and covenants expressly made by the Sellers in this Agreement or in any certificate or agreement delivered by a Seller to Buyer in connection with this Agreement and except for any fraud or intentional misrepresentation, it will become the owner of the Company and its assets and Buyer accepts such assets in their AS-IS, WHERE-IS, CONDITION, WITH ALL FAULTS, WITHOUT ANY EXPRESS OR IMPLIED COVENANT, WARRANTY AS TO TITLE, CONDITION (INCLUDING ANY ENVIRONMENTAL CONDITION), MERCHANTABILITY, PERFORMANCE, FITNESS (BOTH GENERALLY AND FOR ANY PARTICULAR PURPOSE) OR OTHERWISE (WHICH WARRANTIES THE SELLERS HEREBY EXPRESSLY DISCLAIM), OR RECOURSE, OTHER THAN AS EXPRESSLY SET FORTH HEREIN.

Section 7.6 Independent Investigation.

(a) Buyer acknowledges and affirms that (a) it has had full access to the extent it deems useful or necessary to all information and materials made available by the Company and the Sellers and their representatives during the course of Buyer’s due diligence investigation of the Company, and (b) it has had access to the personnel, officers, professional advisors, operations and records of the Company. As of the Closing, Buyer will have completed its independent investigation, verification, analysis, review and evaluation of this Agreement, the Business and the Company, as Buyer has deemed necessary or appropriate. EXCEPT FOR THE REPRESENTATIONS, WARRANTIES AND COVENANTS EXPRESSLY MADE BY THE SELLERS IN THIS AGREEMENT OR IN ANY CERTIFICATE OR AGREEMENT DELIVERED BY A SELLER TO BUYER IN CONNECTION WITH THIS AGREEMENT AND EXCEPT FOR ANY FRAUD OR INTENTIONAL MISREPRESENTATION, BUYER ACKNOWLEDGES AND AGREES THAT (a) THERE ARE NO REPRESENTATIONS, WARRANTIES, STATEMENTS, ASSURANCES OR GUARANTEES MADE BY THE SELLERS, EXPRESS OR IMPLIED, AS TO (i) THE COMPANY’S ASSETS, OR (ii) THE LIABILITIES, BUSINESS, RESULTS OF OPERATIONS, CONDITION (FINANCIAL, ENVIRONMENTAL OR OTHERWISE) OR PROSPECTS RELATING TO THE BUSINESS, AND THAT IN MAKING ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE PURCHASE OF THE PURCHASED SHARES, BUYER HAS RELIED AND WILL RELY SOLELY UPON ITS OWN INDEPENDENT INVESTIGATION, VERIFICATION, ANALYSIS AND EVALUATION; (b) THE SELLERS DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION ORALLY OR IN WRITING MADE OR COMMUNICATED TO BUYER INCLUDING ANY OPINION, INFORMATION OR ADVICE WHICH MAY HAVE BEEN PROVIDED TO BUYER BY THE SELLERS OR THE

COMPANY OR ANY OF THEIR AFFILIATES (INCLUDING ANY BACKCAST DATA OR MODELS PROVIDED BY THE COMPANY, WHICH HAVE BEEN PROVIDED FOR ILLUSTRATION PURPOSES ONLY); (c) NEITHER THE SELLERS NOR ANY OF THEIR AFFILIATES HAVE MADE, AND THE SELLERS HEREBY EXPRESSLY DISCLAIM AND NEGATE, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS (BOTH GENERALLY AND FOR A PARTICULAR PURPOSE), OR CONFORMITY TO MODELS OR SAMPLES AND ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, RELATING TO THE COMPANY OR ITS ASSETS; AND (d) THE SELLERS MAKE NO REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE USE OR CONDITION (INCLUDING ENVIRONMENTAL USE OR CONDITION), THE PRESENCE OR ABSENCE OF HAZARDOUS MATERIALS AT, ON OR UNDER ANY PORTION OF THE PROPERTIES OR OTHER ASSETS OF THE COMPANY, COMPLIANCE WITH APPLICABLE LAWS OR REQUIREMENTS RELATING TO LEASING, ZONING, SUBDIVISION, PLANNING, LAND USE, BUILDING, FIRE, SAFETY, HEALTH OR ENVIRONMENTAL MATTERS, COMPLIANCE WITH COVENANTS, CONDITIONS AND RESTRICTIONS (WHETHER OR NOT OF RECORD) OR ANY OTHER AUTHORIZATIONS. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit or restrict a party’s right to maintain or recover amounts in connection with fraud or intentional misrepresentation by another party.

(b) Buyer acknowledges and affirms that with respect to the representations and warranties in ARTICLE V relating to the Company Partner Operations, neither the Sellers nor the Company made any independent investigation of, or had any communication with the owners and/or operators of, such operations or facilities.

(c) Buyer acknowledges and affirms that with respect to the representations and warranties in Section 5.17(e), that (i) the Company relies on systems and services provided by Imperial with respect to the Company Systems as set forth on Section 5.7(a) of the Sellers Disclosure Schedule, (ii) except as set forth in the Transition Services Agreement, Imperial will not provide any systems and services to the Company after the Closing and (iii) upon the termination of such systems and services under, and in accordance with the terms of, the Transition Services Agreement, Imperial will no longer provide any systems and services to the Company.

Section 7.7 Notice to Non-Voting Stockholders. At least ten days prior to the Closing Date, the Company shall provide notice of the Closing to each of the Non-Voting Stockholders, in each case in accordance with the terms of the respective Repurchase Agreements.

Section 7.8 Exclusivity.

(a) From and after the Execution Date through the Closing Date, or such earlier date on which this Agreement is terminated in accordance with its terms, the Sellers and the Company shall, and shall cause their respective officers, directors and employees to, and shall use commercially reasonable efforts to cause their respective representatives and agents to, not, directly or indirectly, initiate any contact with, solicit, encourage or enter into or continue any negotiations, understandings or agreements with any third Person with respect to or in connection with, or furnish or disclose any information regarding the Company to or otherwise assist any third Person in connection with, any offer or proposal to acquire any direct or indirect capital stock or other equity interests in the Company or its assets (each, an “Acquisition Proposal”).

(b) The Sellers and the Company shall, and shall cause their respective officers, directors and employees to, and shall use commercially reasonable efforts to cause their respective representatives and agents to, immediately cease and cause to be terminated all discussions and negotiations, if any, that have taken place prior to the Execution Date with any Persons with respect to any Acquisition Proposal.

(c) The Sellers and the Company shall notify Buyer promptly (but in no event later than two (2) Business Days) after receipt by the Sellers or the Company (or any of their respective representatives and agents) of an Acquisition Proposal.

Section 7.9 Letters of Credit. With respect to any obligations of the Company under any guaranties, letters of credit, letters of comfort, bid bonds or performance or surety bonds or cash or other collateral obtained or given by the Company relating to any business of any Seller or its Affiliates other than the Business, such Seller shall cause the Company to be fully released, in each case, effective as of the Closing, with respect to all obligations of the Company under any such guaranties.

Section 7.10 Buyer’s Financing.

(a) Buyer shall use its commercially reasonable efforts (i) to maintain in effect the Commitment Letters, (ii) to execute and deliver or to cause to be executed and delivered all definitive agreements with respect to the Commitment Letters on the terms and conditions contained in the Commitment Letters (with such other terms and conditions as are usual and customary in a borrowing of a private-equity-backed transaction of similar nature and size) and any related fee letters, (iii) to satisfy or to cause to be satisfied all conditions to such definitive agreements and consummate the Debt Financing at or prior to the Closing and (iv) to comply with its obligations under the Commitment Letters. Buyer shall not permit, without the prior written consent of the Sellers, any amendment or modification to be made to, or any waiver of any provision or remedy under, the Commitment Letters, if such amendment, modification or waiver (i) reduces the aggregate amount of the Debt Financing or (ii) imposes new or additional conditions or otherwise expands, amends or modifies any of the conditions to the receipt of the Debt Financing in a manner that would reasonably be expected to (A) delay or prevent the Closing, (B) make the funding of the Debt Financing (or satisfaction of the conditions to obtaining the Debt Financing) less likely to occur or (C) adversely impact the ability of Buyer to enforce its rights against the other parties to the Commitment Letters or the definitive agreements with respect thereto. For purposes of this Section 7.10 only, “Commitment Letters” shall be deemed to include such documents as are permitted to be amended or modified by this Section 7.10(a) or any commitment papers or letters entered into in connection with alternative debt financing pursuant to Section 7.10(b). Buyer shall use its commercially reasonable efforts to cause the lenders providing the Debt Financing to fund on the Closing Date the financing required to consummate the Closing if all the Closing Conditions are satisfied or waived (other than Section 9.3(h) or any conditions that by their nature can only be satisfied at the Closing and which will be satisfied at the Closing).

(b) In the event of the failure of or substantial delay in the debt financing contemplated by the Commitment Letters entered into by Buyer on or prior to the Execution Date, Buyer shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to (i) secure alternative debt financing sources and commitments on terms no worse than those provided in the Commitment Letters, including paying customary and reasonable commitment fees in connection with such alternative debt financing, (ii) enter into definitive debt financing agreements on the terms set forth in such alternative commitments (with such other terms and conditions as are usual and customary in a borrowing of a private-equity-backed transaction of similar nature and size) and (iii) consummate such alternative debt financing on or prior to the Closing Date.

(c) From and after the Execution Date through the Closing, the Sellers and their respective agents and representatives shall be afforded regular access once a week upon their request to Buyer and the lenders providing the Debt Financing for purposes of asking questions and receiving updates regarding the status of the Debt Financing. Without limiting the generality of the foregoing, Buyer shall give the Sellers prompt notice: (i) of any breach or default by any party to the Commitment Letters or definitive agreements related to the Debt Financing of which Buyer becomes aware; (ii) of the receipt of any written notice or other written communication from any Debt Financing source with respect to any breach, default, termination or repudiation by any party to any Commitment Letters or any definitive agreement related to the Debt Financing of any provisions of the Commitment Letters or any definitive agreements related to the Debt Financing; and (iii) if for any reason Buyer believes in good faith that it will not be able to obtain all or any portion of the Debt Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or the definitive agreements related to the Debt Financing. As soon as reasonably practicable, Buyer shall provide any information reasonably requested by the Sellers following the Sellers’ receipt of a notice described in the immediately preceding sentence relating to any circumstance referred to in clause (i), (ii) or (iii) of the immediately preceding sentence.

(d) Notwithstanding anything to the contrary herein, for purposes of this Section 7.10, “commercially reasonable efforts” means the efforts that a commercially reasonable Person desirous of achieving the consummation of the Debt Financing at or prior to the Closing would use in similar circumstances (including the circumstances of a private-equity-backed transaction) to achieve that result as expeditiously as reasonably practicable, including through the payment of the commitment fees and other fees and expenses contemplated by the Commitment Letters (or in the case of Section 7.10(b), the payment of customary and reasonable commitment and other fees and expenses which may be more than the commitment fees and other fees and expenses contemplated by the Commitment Letters).

Section 7.11 Cooperation with Financing. The Sellers shall, and shall cause the Company, its and their respective officers, directors and employees to, and shall use commercially reasonable efforts to cause its and their representatives and agents to, cooperate in connection with the Debt Financing as may be reasonably requested by Buyer or Buyer’s lender(s) or prospective lender(s); provided that (x) such requested cooperation shall not unreasonably interfere with the ongoing operations of the Company, (y) the Company shall not be required to pay any commitment or other similar fees or incur any other liability or obligation in connection with any such debt financing prior to the Closing and (z) the Sellers shall not be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the Debt Financing. Such cooperation shall include: (i) with respect to the Company only, executing such agreements or instruments as are customary in similar financings and reasonably required by Buyer’s lender(s) (provided that such agreements or instruments do not become effective until the Closing); (ii) consenting to the assignment of any agreements including this Agreement, and all of the agreements contemplated by this Agreement between Buyer, on the one hand, and a Seller, on the other hand; and (iii) providing such information and assistance (including available financial statements and other financial data relating to the Business) as Buyer’s lender(s) may reasonably request and granting such access to Buyer’s lender(s) and their representatives as may be reasonably necessary for such lender(s)’ due diligence.

Section 7.12 Contribution Agreements and Parent Equity Documents. Subject to the satisfaction (or waiver by the relevant party) of all the conditions in Section 9.1 and Section 9.2, at the Closing, Billington shall enter into, and consummate the transactions contemplated by, the Billington Contribution Agreement and the Parent Equity Documents. Subject to the satisfaction (or waiver by the relevant party) of all the conditions in Section 9.1 and Section 9.3, at the Closing, Buyer shall cause, as applicable, Parent, WSO Holdings, LLC, a Delaware limited liability company, and Arlon Wholesome Holding LLC, a Delaware limited liability company, to enter into, and consummate the transactions contemplated by, the Contribution Agreements and the Parent Equity Documents.

ARTICLE VIII

POST-CLOSING COVENANTS AND EMPLOYEE MATTERS

Section 8.1 Employee Matters.

(a) From and after the Closing Date through December 31, 2012, Buyer shall provide each Transferred Employee who remains actively employed with the Company, Buyer or its Affiliates (i) an annual base salary or hourly base rate of pay no less favorable than that in effect immediately prior to the Closing Date, (ii) participation in the Benefit Plans providing for benefits that are comparable in the aggregate to the benefits received under the Company Plans in effect immediately prior to the Closing Date, and (iii) an annual bonus opportunity no less favorable than the opportunity under the bonus program set forth on Section 8.1(a) of the Sellers Disclosure Schedule.

(b) Buyer or any of its Affiliates shall cause each Transferred Employee to receive full credit for such Transferred Employee’s service with the Company, for purposes of eligibility and vesting, but not benefit accruals except with respect to vacation and severance pay, under any benefit plan made available by Buyer or an Affiliate to the Company Employees (collectively, the “Buyer Plans”) to the same extent such service was recognized under a similar Company Plan as of the Closing Date, except where the recognition of such service would result in a duplication of benefits with respect to the same period of service. Buyer or any of its Affiliates shall use commercially reasonable efforts to (i) waive any preexisting condition limitations otherwise applicable to Transferred Employees and their eligible dependents under any plan of Buyer or any Affiliate of Buyer that provides health benefits in which the Transferred Employees may be eligible to participate following the Closing Date to the same extent such condition was waived or not applicable under the corresponding Company Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the Transferred Employees and their eligible dependents under the health plans in which they participated immediately prior to the Closing Date during the portion of the calendar year prior to the Closing Date in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of the Company, Buyer or any Affiliate in which they are eligible to participate on and after the Closing Date in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred, and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to a Transferred Employee and his or her eligible dependents on or after the Closing Date to the same extent such waiting periods or evidence of insurability were not met under the corresponding Company Plan.

(c) A Transferred Employee’s unused vacation and short-term leave entitlement prior to the Closing Date under the vacation or short term leave policy applicable to such Transferred Employee immediately prior to the Closing Date shall be recognized by Buyer during the calendar year following the Closing Date.

(d) In the event that any Transferred Employee is terminated (other than for cause) prior to December 31, 2012, Buyer will provide such terminated Transferred Employee with severance payments and benefits at least equal to the severance payments described in Section 8.1(d) of the Sellers Disclosure Schedule.

(e) The parties hereto acknowledge and agree that all provisions contained in this Section 8.1 with respect to employees of the Company are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other person, including any employees, former employees, any participant or any beneficiary thereof in any Company Plan or Buyer Plan, or (ii) to continued employment with the Company or Buyer. Nothing contained in this Section 8.1 shall interfere with the Company’s or Buyer’s right to amend, modify or terminate any Company Plan or Buyer Plan or to terminate the employment of any employee of the Company for any reason.

Section 8.2 Insurance.

(a) The parties hereto agree that as of and after the Closing, the Sellers shall not be responsible for providing insurance coverage for the Business or the Company. Each of the parties hereto hereby acknowledges and agrees that as of the Closing, Imperial may terminate the Imperial Insurance Policies with respect to the Company, and the Company will no longer be a beneficiary under the Imperial Insurance Policies; provided, that the Company will retain access to occurrence-based coverage under those Imperial Insurance Policies that are occurrence-based for periods prior to the earlier of March 31, 2012 or the Closing.

(b) Buyer acknowledges that the Company’s coverage under each of the Imperial Insurance Policies will expire on the earlier of (i) March 31, 2012, in accordance with its respective terms, or (ii) with respect to the Company, the Closing. Imperial agrees that it will not terminate or materially modify the Imperial Insurance Policies before the earlier of 11:59 p.m. Central time on March 31, 2012 or the Closing. In the event the Closing does not occur on or before 11:59 p.m. Central time on March 31, 2012, the parties acknowledge and agree that (i) the Company shall no longer be a beneficiary under the Imperial Insurance Policies (or any renewal or replacement policies thereof) after March 31, 2012, (ii) the Company will need to purchase its own insurance policies to replace the expiring Imperial Insurance Policies, and such expiration and purchase shall not be deemed a breach of the representations and warranties in Section 5.13 and (iii) the Company will, and Sellers will cause the Company to, obtain insurance policies reasonably satisfactory to Buyer to replace the expiring Imperial Insurance Policies.

Section 8.3 Further Assurances. The Sellers and Buyer each agree that from time to time after the Closing Date they will execute and deliver, and will cause their respective Affiliates to execute and deliver, such further instruments, and take, and cause their respective Affiliates to take, such other actions as may be reasonably necessary to carry out the purposes and intents of this Agreement.

Section 8.4 Proceedings. The parties acknowledge and agree that, upon the consummation of the purchase and sale of the Purchased Shares contemplated hereunder and the contribution of the Billington Contributed Shares and the Executive Contributed Shares contemplated by the Contribution Agreements, Buyer will become the owner of the Company and, except as otherwise provided in this Agreement (including Section 8.5 and ARTICLE XI), the assets, properties, rights, obligations and liabilities of the Company shall be retained by the Company after Closing, including, without limitation, all Losses related to Proceedings, to the extent such Losses would have been retained by the Company had the Closing not occurred.

Section 8.5 Taxes.

(a) Buyer and the Sellers agree to cooperate fully, as and to the extent reasonably requested by any party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and, as requested, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and the Sellers agree to retain all books and records with respect to Tax matters pertinent to the Company for any taxable period ending on or before the Closing Date until the expiration of the applicable statute of limitations, including any extensions. Buyer, Sellers, and the Company agree to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to any of the transactions contemplated by hereby). Buyer and the Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Sections 6043 or 6043A of the Code or Treasury Regulations promulgated thereunder.

(b) The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties, interest and additions to Tax) payable in connection with the transactions contemplated by this Agreement shall be borne 50% by Buyer, on the one hand, and 50% by the Sellers, on the other hand. Buyer shall file any Tax Return or other document with respect to such Taxes or fees, subject to review and approval of Sellers (and Sellers shall cooperate with respect thereto as necessary).

(c) All Tax sharing agreements or similar agreements with respect to or involving the Company, including the obligation of the Company to indemnify the Tax liability of another person (other than employees of the Company pursuant to the Repurchase Agreements), shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

(d) The Sellers shall, Severally and not jointly, indemnify Buyer and the Company and hold them harmless from and against, any loss, claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (“Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar state, local, or non-U.S. law or regulation, (iii) any and all Taxes of any person imposed on the Company (including the obligation of the Company to indemnify the Tax liability of such person) as a transferee or successor, by contract or pursuant to any law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing and (iv) any Tax attributable to an election made under Section 108(i) of the Code; provided, however, that the Sellers shall be liable only to the extent that such Taxes exceed the amount taken into account in the Purchase Price as finally determined pursuant to Section 2.5. In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(e) From and after Closing, Buyer and the Company shall indemnify Sellers and hold them harmless for any Taxes (other than withholding Taxes) of the Company imposed on the Sellers attributable to any taxable period that is not a Pre-Closing Tax Period, other than those described in Section 8.5(d).

(f) From and after the Closing, Buyer and the Company shall not and shall not permit their Affiliates (i) to file or amend any Tax Return for a Pre-Closing Tax Period or make, revoke or amend any election with respect to a Pre-Closing Tax Period with regard to any Pre-Closing Tax Period without the consent of the Sellers or (ii) to extend or waive any statute of limitation for assessment or deficiency with regard to any Pre-Closing Tax Period without the consent of the Sellers (which shall not be unreasonably conditioned, withheld, or delayed); provided, however, consent of the Sellers is not required for the Buyer and the Company to amend Tax Returns (i) in order to carryback net operating losses (or any other Tax attribute reducing Taxes) from a taxable period after the Closing Date to a Pre-Closing Tax Period, or (ii) if such amendment or filing would not result in Seller being liable for a material amount of Taxes under this Agreement. In addition, from and after the Closing, Buyer and the Company shall not and shall not permit their Affiliates to take any position with the IRS or file any Tax Return that is inconsistent with the original reporting of the Class B Stock, the Class C Stock and the Class D Stock as contemplated in the Repurchase Agreements; provided that the foregoing restrictions in this sentence will not apply if the inconsistent position is as a result of an IRS examination, or in the event the Sellers provide consent which shall not be unreasonably withheld if the Company establishes that it no longer has a reporting position with respect to such original reporting due to events or facts that were not known to the Buyer prior to the Closing Date.

(g) From and after the Closing, Buyer and the Company agree to pay to each Seller any cash refund received (and any credit received in lieu of a cash refund) after the Closing by Buyer, the Company, or their Affiliates with respect to a Pre-Closing Tax Period; provided that payments to Sellers under this Section 8.5(g) shall be net of (1) any reasonable out-of-pocket costs associated in obtaining such refund of or credit against Taxes, (2) any Tax required to be withheld on such payment and (3) any Taxes imposed on the Buyer and/or the Company as a result of such refunds or credits. Buyer and the Sellers agree that any refunds or credits payable to the Buyer and/or the Company with respect to the carryback of any net operating loss (or any other Tax attribute reducing Taxes) from a taxable period after the Closing Date to a Pre-Closing Tax Period shall be for the account of Buyer and the Company, except to the extent such refund results in Tax or other costs for which Sellers are liable, under this Agreement or otherwise, that would not have been incurred but for such carryback. From and after the Closing, Buyer and the Company shall cooperate with the Sellers and their Affiliates in order to take all reasonable steps necessary to claim any such refund, and Seller shall pay for any costs associated therewith. Any such refund received by Buyer, the Company or their Affiliates shall be paid to each Seller within thirty (30) days after such refund is received. Buyer and the Company agree (i) to notify a Seller promptly following the discovery of a right to claim any material such refund and upon receipt of any such refund, (ii) to claim any such refund as soon as possible after the discovery of a right to claim a refund, and (iii) to furnish to each Seller all information, records and assistance reasonably necessary to verify the amount of the refund or overpayment. Without duplication of any amounts the Sellers are liable under Section 8.5(d), if there is a subsequent reduction by a Governmental Authority (or by virtue of a change in applicable Tax law), of any amounts with respect to which a payment has been made to the Sellers by Buyer pursuant to this Section 8.5(g), then Sellers shall pay Buyer such reduced amount plus any interest or penalties imposed by a Governmental Authority and paid by Buyer or the Company with respect to such reduced amount.

(h) The Buyer or the Company shall notify Sellers in writing within fifteen (15) days of receipt of written notice of any pending or threatened Tax Audit that relates to any item in a Pre-Closing Tax Period. If the Buyer or the Company fails to give such timely notice to the Sellers, Sellers shall not be liable for indemnification for any Taxes arising in connection with such Tax Audit if such failure to give notice materially adversely affects Sellers’ right to participate in the Tax Audit. If such Tax Audit relates to any Taxes for which Sellers would be liable to indemnify Buyer or the Company pursuant to this Agreement, Sellers shall have the option, at their expense, to elect in writing to control the defense of such Tax Audit; provided that Buyer and/or the Company (and its agents and/or advisors) may, at their own expense, participate with the Sellers in connection with such Tax Audit; which participation shall include, but not be limited to, (1) the Sellers providing the Company (and its agents and/or advisors) with copies of all correspondence, notices or other written materials received from any Governmental Authority and keeping the Company (and its agents and/or advisors) advised of significant developments in the Tax Audit and (2) the Company (and its agents and/or advisors) reviewing and commenting on any communications involving representatives of the Governmental Authorities and being able to attend all meetings with Governmental Authorities with respect to such Tax Audit. If such Tax Audit relates to, or impacts, Taxes for which both Sellers, on the one hand, and Buyers and/or the Company, on the other hand, could be liable, to the extent practicable, such Tax items will be distinguished and each party will have the option to control the defense and settlement of those Taxes for which it so liable. If such Tax Audit relates to a taxable period, or portion thereof, beginning on or before and ending after the Closing Date or otherwise any Tax item cannot be identified as being a liability of only one party or cannot be separated from a Tax item for which the other party is liable, Buyer or the Company, at their expense, shall have the option to control the defense and settlement of the Tax Audit, provided that Buyer or the Company defends the items as reported on the relevant Tax Return and provided further that no such matter shall be settled without the written consent of the Sellers, not to be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary, (i) the Sellers shall not settle, resolve, or close any Tax Audit without the written consent of Buyer, which consent shall not be unreasonably withheld, conditioned, or delayed and (ii) if the Sellers control any Tax Audit pursuant to this Section 8.5(h), they shall not extend or waive any statute of limitation for assessment or deficiency without the consent of the Company (which shall not be unreasonably conditioned, withheld, or delayed).

(i) Notwithstanding anything in this Agreement to the contrary (other than Section 11.1(a)), the parties agree that the covenants and agreements of the parties hereto contained in this Section 8.5 or which otherwise relate to Taxes shall, with regard to any Tax (including, for the purpose of this Section 8.5(i), any Tax of a Person imposed on another by contract, indemnification, as a transferee or successor, or otherwise), survive the Closing and shall remain in full force and effect until the date thirty (30) days after the date on which the applicable statute of limitations expires.

Section 8.6 Confidentiality.

(a) Effective as of the Closing, the Confidentiality Agreement shall be terminated and of no further force and effect. For a period of four (4) years immediately following the Closing Date, except as may be required by any Law or as otherwise expressly contemplated herein or as necessary to enforce any of its rights hereunder or defend any Claim hereunder, each Seller agrees (i) not to disclose (and to cause each of its Affiliate Entities not to disclose) any Confidential Information, (ii) not to use (and to cause each of its Affiliate Entities not to use) any Confidential Information in connection with, or in a manner that would result in, a breach of Section 8.8(a) and (iii) to take reasonable measures (and to cause each of its Affiliate Entities to take reasonable measures) to safeguard such Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft.

(b) In the event any Seller or any of its Affiliates are required by Law to disclose any Confidential Information, such Seller shall, if permitted by Law, promptly notify Buyer in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure so that the Company or Buyer may, at their sole expense, seek an appropriate protective order; provided, however, that if in the absence of a protective order the Sellers or any of their respective Affiliates are, based on the good faith written advice of counsel, legally required to disclose any Confidential Information, such Person may disclose such information without any liability hereunder; provided, further, that such Person shall (i) give the Company written notice of the information to be disclosed (including copies of the relevant portions of the relevant documents) as far in advance of its disclosure as is practicable and permitted by Law, (ii) use reasonable efforts at the Company’s or Buyer’s sole expense to limit any such disclosure to the precise terms of such requirement and (iii) use reasonable efforts at the Company’s or Buyer’s sole expense to obtain an order or other reliable assurance that confidential treatment will be accorded to such information. Without limiting any of the foregoing, the Sellers shall, and shall cause their respective Affiliates to, use reasonable efforts to cooperate with Buyer and the Company to preserve the confidentiality of such information consistent with applicable Law.

Section 8.7 Use of Names. Subject to the following sentence, each Seller agrees that, from and after the Closing, it will not (and it will cause its Subsidiaries or Affiliates not to) use the name “Wholesome Sweeteners” or any derivation thereof or any name likely to cause confusion with or dilute such names. Within five (5) Business Days after the Closing Date, unless otherwise agreed to by Buyer and Billington, Billington shall cause Wholesome Sweeteners Ltd., a private limited company organized under the laws of England and Wales and a wholly-owned Subsidiary of Billington, to dissolve or change its name to a name that does not use the name “Wholesome Sweeteners” or any derivation thereof or any name likely to cause confusion with or dilute such names.

Section 8.8 Non-Competition; Non-Solicitation; Non-Disparagement.

(a) Each Seller acknowledges and agrees that the Company would be irreparably damaged if it were to engage in the competitive activities described in this Section 8.8(a), and that any such competition by such Seller (or its Affiliate Entities) would result in a significant loss of goodwill by the Company. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 8.8 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that Buyer and its stockholders would not obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached the provisions of this Section 8.8. Therefore, each Seller agrees, in further consideration of the amounts to be paid hereunder for the Purchased Shares and the goodwill of the Company sold by such Seller, that until the fourth anniversary of the Closing, such Seller shall not (and shall cause its Affiliate Entities not to) directly or indirectly own any interest in, manage, control or in any other manner engage in any business engaged directly or indirectly in the sale, marketing or distribution anywhere in the Restricted Territories of (A) organic or fair trade sweeteners, including organic or fair trade forms of agave, honey, stevia, sucrose products, erythritol and blended products of which any of the foregoing are a substantial component, that are marketed as “organic” or “fair trade” by such Person, (B) unrefined specialty sugars (limited to sucrose, including, without limitation, demerara-type) sourced from Malawi or Mauritius, other than the “Gold ‘N Natural” products of Imperial, (C) non-organic or non-”fair trade” erythritol (i.e., the Company’s “Zero”-branded erythritol product) or (D) “raw” honeys (for the avoidance of doubt, the sale, marketing and distribution of forms of honey other than “raw” honey, is not restricted pursuant to this clause (D)); provided, that nothing herein shall prohibit any Seller or any of such Seller’s Affiliate Entities from being an owner of not more than 5% of the outstanding securities of any class of a legal entity which is publicly traded so long as none of such Persons has any active participation in the business of such legal entity. Each Seller further agrees that for so long as such Seller has continuing obligations under this Section 8.8(a), such Seller will be deemed to be in breach of the preceding sentence if such Seller (or its Affiliate Entities) directly or knowingly indirectly imports, purchases or otherwise sources organic sugars from or originating with Azucarera Paraguaya S.A., a Paraguay corporation, or any of its Subsidiaries or Affiliates. Each Seller acknowledges that the geographic restrictions in the covenants set forth above are reasonable and necessary to protect the goodwill of the Company’s business being sold by such Seller pursuant to this Agreement.

(b) Each Seller agrees that until the fourth anniversary of the Closing it shall not (and shall cause its Affiliate Entities not to) directly, or indirectly through another Person: (i) induce or attempt to induce any employee of the Company or its Subsidiaries to leave the employ of the Company, or adversely interfere with the relationship between the Company and such individual; provided, however, that it shall not be deemed to be a violation of this Section 8.8(b) for the Sellers or their Affiliate Entities to (A) make general solicitations or advertisements that are not targeted or focused on such individuals or (B) engage or use recruitment consultants or agencies, which have not been given specific instructions to direct recruitment activity at such individuals; or (ii) hire any person who was an employee of the Company at any time (x) in the case officers or key employees of the Company, during the one (1) year period immediately prior to the date on which such hiring would take place and (y) in the case of all other employees, during the six (6) month period immediately prior to the date on which such hiring would take place; provided, however, that, notwithstanding the foregoing, with respect to employees that are terminated by the Company or in connection with any relocation of the Company’s offices outside of Sugar Land, Texas, the restrictions in this Section 8.8(b)(ii) shall be limited to the three (3) month period immediately prior to the date on which such hiring would take place.

(c) Each Seller agrees that until the fourth anniversary of the Closing that it shall not (and shall cause its Affiliate Entities not to), except to enforce any of its rights hereunder or to defend any Claim hereunder or done in good faith in any other Claim or Proceeding against Buyer, the Company or any of their respective Affiliates or employees, (i) make any negative statement or communication regarding Buyer, the Company or any of their respective Affiliates or employees with the intent to harm the Company or Buyer or (ii) make any derogatory or disparaging statement or communication regarding Buyer, the Company or any of their respective Affiliates or employees with the intent to harm the Company or Buyer. Nothing in this Section 8.8(c) shall limit such Seller’s or its Affiliate Entities’ ability to make true and accurate statements or communications that Seller or its Affiliate Entities reasonably believe is required pursuant to applicable Law.

(d) If, at the time of enforcement of the covenants contained in this Section 8.8 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Each Seller has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by Buyer hereunder.

(e) If any Seller or any Affiliate Entity of such Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to Buyer, the Company or any of their respective Affiliates at Law or in equity:

(i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(ii) the right and remedy to require such Seller to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants.

(iii) In the event of any breach or violation by a Seller of any of the Restrictive Covenants, the time period of such covenant (and only such covenant) shall be tolled for the period of time the respective court or arbiter of competent jurisdiction found such Seller to be in breach or violation.

ARTICLE IX

CLOSING CONDITIONS

Section 9.1 Conditions to Obligations of Each Party Under this Agreement. The respective obligations of Buyer and the Sellers to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following condition, which may be waived by the parties hereto, in whole or in part, to the extent permitted by applicable Law:

(a) The applicable waiting period under the HSR Act or any applicable foreign competition Law, and any extension thereof shall have terminated or expired and no temporary restraining order, preliminary or permanent injunction or other judgment or order issued by any court of competent jurisdiction or other statute, rule or legal restraint of a Governmental Authority shall be in effect preventing the consummation of the transactions contemplated hereby.

(b) There shall not be pending or threatened any Proceeding to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages in connection with the consummation of the transactions contemplated by this Agreement.

Section 9.2 Additional Conditions to the Sellers’ Obligations. The obligations of the Sellers to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by the Sellers, in whole or in part, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of Buyer set forth in this Agreement shall be true and correct (it being understood that, for purposes of determining satisfaction of this Section 9.2(a), all materiality qualifications shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Buyer Material Adverse Effect (provided, however, that the Fundamental Representations of Buyer shall be true and correct in all respects without giving effect to such Buyer Material Adverse Effect qualifier), and the Sellers shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(b) Buyer shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and the Sellers shall have received a certificate of an executive officer of Buyer, dated the Closing Date, to such effect.

(c) Since the Execution Date, there must not have been any event or series of events which has had or would reasonably be expected to have a Buyer Material Adverse Effect.

(d) Buyer shall have delivered all documents, instruments, certificates or other items required to be delivered at Closing by Buyer pursuant to Section 2.4(a).

(e) Billington shall have received fully executed copies of the Executive Contribution Agreements.

Section 9.3 Additional Conditions to Buyer’s Obligations. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived by Buyer, in whole or in part, to the extent permitted by applicable Law:

(a) Each of the representations and warranties of the Sellers set forth in this Agreement shall be true and correct (it being understood that, for purposes of determining satisfaction of this Section 9.3(a), all materiality qualifications shall be disregarded) as of the Execution Date and as of the Closing Date as though made on and as of the Closing Date (except that, in each case, representations and warranties that speak as of a specified date shall have been true and correct only on such date) except for failures that would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect (provided, however, that the Fundamental Representations of the Sellers shall be true and correct in all respects without giving effect to such Material Adverse Effect qualifier), and Buyer shall have received a certificate of an executive officer of each Seller, dated the Closing Date, to such effect.

(b) Each Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to Closing Date, and Buyer shall have received a certificate of an executive officer of each Seller, dated the Closing Date, to such effect.

(c) There shall not be pending or threatened any Proceeding to materially restrain, prohibit or otherwise materially interfere with or obtain substantial monetary damages in connection with Buyer’s ownership of the Class A Shares or the Executive Contributed Shares or the Company’s operation of the Business after Closing.

(d) All Third Person Consents and all Authorizations listed on Section 9.3 of the Sellers Disclosure Schedule shall have been obtained.

(e) Since the Execution Date, there must not have been any event which has had or would reasonably be expected to have a Material Adverse Effect.

(f) Buyer shall have received each of the Contribution Agreements, executed by Billington and each of the respective Contributing Executives, accompanied by certificates representing the Billington Contributed Shares or Executive Contributed Shares, as applicable, free and clear of all Liens other than Permitted Equity Liens, which certificates shall be duly endorsed in blank (or accompanied by duly executed stock powers).

(g) The Sellers shall have executed and delivered, or cause to be delivered, all documents, instruments, certificates or other items required to be delivered at Closing by the Sellers pursuant to Section 2.4(b).

(h) Buyer shall have received the Debt Financing for the consummation of the transactions contemplated hereby.

ARTICLE X

TERMINATION

Section 10.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual written consent of the Sellers and Buyer;

(b) by the Sellers upon notice to Buyer, if any of the conditions in Section 9.1 or Section 9.2 cannot be satisfied on or prior to the Termination Date; provided, however, that any such failure to close is not due to any breach by the Sellers of any their respective representations, warranties or covenants contained in this Agreement;

(c) by Buyer upon notice to the Sellers, if any of the conditions in Section 9.1 or Section 9.3 cannot be satisfied on or prior to the Termination Date; provided, however, that any such failure to close is not due to any breach by Buyer of any its representations, warranties or covenants contained in this Agreement; provided, further, that, in the event Buyer is obligated under Section 7.10(b) to seek alternative debt financing and all of the conditions in Section 9.1 and Sections 9.3(a)—(e) have been satisfied (including the delivery of the certificates referred to in Section 9.3(a) and Section 9.3(b) on the Termination Date), then (i) the Sellers shall have the right, which right may only be exercised by the Sellers on or prior to the Termination Date and may not be exercised more than once, to elect to extend the Termination Date up to 60 additional days after the Termination Date and (ii) if Buyer receives written notice of such election on or prior to the Termination Date, Buyer may not terminate this Agreement under this clause (c) prior to such extended Termination Date unless the conditions in Section 9.1 and Section 9.3 cannot be satisfied on or prior to the expiration of such extended period;

(d) by the Sellers upon notice to Buyer, if the Closing contemplated hereby shall not have occurred on or before 45 days after the Execution Date (the “Termination Date”); provided, however, that any such failure to close is not due to any breach by the Sellers of any their respective representations, warranties or covenants contained in this Agreement; provided, further, that, in the event that all conditions of Section 9.1 and Section 9.3 other than termination or expiration of the waiting period under the HSR Act or any applicable foreign competition Law are satisfied, then the Sellers may not terminate this Agreement under this clause (d) before an additional 90 days after the Termination Date;

(e) by Buyer upon notice to the Sellers, if the Closing contemplated hereby shall not have occurred on or before the Termination Date; provided, however, that any such failure to close is not due to any breach by Buyer of any its representations, warranties or covenants contained in this Agreement; provided, further, that, in the event that all conditions of Section 9.1 and Section 9.2 other than termination or expiration of the waiting period under the HSR Act or any applicable foreign competition Law are satisfied, then Buyer may not terminate this Agreement under this clause (e) before an additional 90 days after the Termination Date; provided, further, that, in the event Buyer is obligated under Section 7.10(b) to seek alternative debt financing and all of the conditions in Section 9.1(b) and Sections 9.3(a)—(e) have been satisfied (including the delivery of the certificates referred to in Section 9.3(a) and Section 9.3(b) on the Termination Date), then (i) the Sellers shall have the right, which right may only be exercised by the Sellers on or prior to the Termination Date and may not be exercised more than once, to elect to extend the Termination Date up to 60 additional days after the Termination Date and (ii) if Buyer receives written notice of such election on or prior to the Termination Date, Buyer may not terminate this Agreement under this clause (e) prior to such extended Termination Date unless all of the conditions in Section 9.1 and Section 9.3 cannot be satisfied on or prior to the expiration of such extended period;

(f) by the Sellers upon written notice to Buyer, if (i) all of the conditions in Section 9.1 and Section 9.3 (other than conditions that by their nature can only be satisfied at the Closing and would be satisfied if the parties attempted to close the transactions contemplated hereby assuming that Buyer and the third parties that are required to take actions relating to such conditions perform the actions required of them to satisfy the Assumed Deliveries) have been satisfied, (ii) the Sellers have irrevocably confirmed by written notice to Buyer not less than five

(5) Business Days prior to such notice of termination that (A) all of the conditions in Section 9.1 and Section 9.2 (other than conditions that by their nature can only be satisfied at the Closing (other than the condition set forth in Section 9.2(e), assuming for purposes of this clause however that Buyer will execute and deliver the Executive Contribution Agreements at the Closing)) have been satisfied or will be waived by the Sellers and (B) Sellers are prepared to consummate the Closing and (iii) Buyer fails to consummate the transactions contemplated by this Agreement during the five (5) Business Day period following the delivery of the notice provided under subsection (ii); provided, that Buyer shall have no liability pursuant to this Section 10.1(f) if Buyer attempts to close the transactions contemplated hereby (i.e., Buyer takes all actions contemplated by Section 9.2) during such five (5) Business Day period and the conditions in Section 9.1 and Section 9.3 (including the conditions that by their nature can only be satisfied at the Closing) are not satisfied during such five (5) Business Day period; or

(g) by the Sellers upon written notice to Buyer, if (i) Buyer is in material breach of any of the representations, warranties or covenants of Buyer in this Agreement, (ii) all of the conditions in Section 9.1 and Section 9.3 (other than the condition in Section 9.3(h) or the conditions that by their nature can only be satisfied at the Closing and would be satisfied if the parties attempted to close the transactions contemplated hereby assuming that Buyer and the third parties that are required to take actions relating to such conditions perform the actions required of them to satisfy the Assumed Deliveries) have been satisfied, (iii) (A) all of the conditions in Section 9.1 and Section 9.2 (other than the conditions in Sections 9.2(d) and (e) or the conditions that by their nature can only be satisfied at the Closing and would be satisfied if the parties attempted to close the transactions contemplated hereby assuming that Buyer and the third parties that are required to take actions relating to such conditions perform the actions required of them to satisfy the Assumed Deliveries) have been satisfied or will be waived by the Sellers and (B) the Sellers have irrevocably confirmed by written notice to Buyer that Sellers are prepared to consummate the Closing and waive any of their conditions to Closing not then satisfied (other than the conditions in Sections 9.2(d) and (e)) and (iv) during the twelve (12) Business Day period (the “Breach Cure Period”) following the receipt by Buyer of the notice under subsection (iii)(B) Buyer fails to either (x) cure in all material respects such breach(es) or (y) have irrevocably confirmed by written notice to Sellers its intention to close the transactions contemplated hereby and, provided that the Company and Sellers work in good faith to allow Buyer to consummate the transactions contemplated hereby, does not close the transactions contemplated by this Agreement during the Breach Cure Period; provided, that for purposes of clauses (ii) and (iii) of this Section 10.1(g), a certificate delivered by the Sellers to Buyer whereby the Sellers certify to Buyer that they are ready, willing and able (X) to deliver the items contemplated by Sections 2.4(b)(i), (ii), (iv), (v), (vi), (viii), (xii), (xiii), (xiv), (xv), and, with respect to Billington, deliver the Billington Contribution Agreement and the Billington Contributed Shares contemplated by Section 9.3(f), and (Y) to cause the Company to take the actions contemplated by Section 2.4(c) assuming that Buyer takes the actions contemplated by Section 9.2, shall satisfy the requirement in such clauses that such conditions would be satisfied at Closing; provided, however, that Buyer shall have no liability pursuant to this Section 10.1(g) if Buyer attempts to close the transactions contemplated hereby (i.e., Buyer takes all actions contemplated by Section 9.2) during the Breach Cure Period and the Sellers fail to deliver the items listed in (X) above or to cause the Company to take the actions contemplated by Section 2.4(c) during the Breach Cure Period; and provided, further, that Buyer shall not be able to terminate this Agreement under Sections 10.1(c) or (e) during the Breach Cure Period.

Section 10.2 Effect of Termination; Termination Fee.

(a) Except for this Section 10.2, Section 11.6 and ARTICLE XII (and the definitions related to any of the foregoing), this Agreement shall, upon termination hereof pursuant to Section 10.1, forthwith become of no further force or effect and (i) except as provided by Section 10.2(b), there shall be no liability on the part of the Sellers or Buyer or any of their respective officers or directors to any other party and (ii) all rights and obligations of any party hereto shall cease; provided, however, that any such termination shall not relieve the Sellers or Buyer from liability for any willful and material breach of this Agreement occurring prior to such termination; provided, further, that, other than in the case of fraud or intentional misrepresentation, Buyer’s maximum liability hereunder is the Termination Fee and, if the Closing does not occur, Buyer shall have no liability hereunder, except pursuant to Section 11.9, except in the event the Termination Fee is payable in accordance with Section 10.2(b).

(b) If this Agreement is terminated pursuant to Section 10.1(f) or (g), (i) Buyer shall pay to each Seller an amount equal to $4,442,825.98 (the “Termination Fee”) by wire transfer in immediately available funds within three (3) Business Days after the date this Agreement is terminated and (ii) the Termination Fee shall be the sole and exclusive remedy of the Sellers against Buyer with respect to this Agreement and the transactions contemplated hereby (including the right to specific performance). In no event shall Buyer be required to pay the Termination Fee on more than one occasion. Each of the parties acknowledges that the payment of the Termination Fee by Buyer is not a penalty, but is liquidated damages in a reasonable amount that will compensate the Sellers for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement, which amount would otherwise be impracticable to calculate with precision.

ARTICLE XI

INDEMNIFICATION AND REMEDIES

Section 11.1 Survival. Subject to the limitations and other provisions of this Agreement, the parties, intending to, where applicable, contractually shorten the applicable statute of limitations, agree that:

(a) the representations and warranties of the parties hereto contained in this Agreement (other than the Fundamental Representations) shall expire as of the Closing, and, except for fraud and intentional misrepresentation, all liabilities of and remedies exercisable by the parties, as the case may be, with respect to the representations and warranties of the parties hereto contained in this Agreement (other than the Fundamental Representations) shall terminate as of the Closing;

(b) the Fundamental Representations shall survive after the Closing Date forever;

(c) the covenants and agreements of the parties hereto contained in this Agreement, which by their terms are required to be performed on or before the Closing, shall expire as of the Closing, and all liabilities of and remedies exercisable by the parties, as the case may be, with respect to such covenants and agreements shall terminate as of the Closing, other than the covenants and agreements contained in subsections (d) through (h), (j) through (s), and (u) through (z) of Section 7.1 and Section 7.1(aa), to the extent it relates to the foregoing subsections of Section 7.1) (collectively, the “Covered Pre-Closing Covenants”), which shall remain in full force and effect for a period of nine (9) months after the Closing Date; and

(d) except as otherwise provided in Section 8.5(i), the covenants and agreements of the parties hereto contained in this Agreement, which by their terms require performance after the Closing, shall survive the Closing and shall remain in full force and effect until such covenants or agreements are fully performed.

Section 11.2 Indemnification Provisions for Benefit of Buyer.

(a) If the Closing occurs, (i) Billington agrees to indemnify Buyer Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to (A) the breach of any Fundamental Representation of Billington contained in ARTICLE III and (B) any liability of the Company to the extent such liability is not related to the Business or operations of the Company and is the result of the Company’s affiliation with Billington (or its Affiliates other than the Company), whether by operation of Law or otherwise; (ii) Imperial agrees to indemnify Buyer Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to (A) the breach of any Fundamental Representation of Imperial contained in ARTICLE IV and (B) any liability of the Company to the extent such liability is not related to the Business or operations of the Company and is the result of the Company’s affiliation with Imperial (or its Affiliates other than the Company), whether by operation of Law or otherwise; and (iii) the Sellers agree to indemnify, Severally, but not jointly, Buyer Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to (A) the breach of any Fundamental Representation of the Sellers contained in ARTICLE V; (B) (x) the breach by the Sellers of any of the Covered Pre-Closing Covenants or (y) any covenants or agreements of the Sellers contained in this Agreement which by their terms require performance after the Closing; (C) any outstanding Company Transaction Costs or Company Funded Debt in existence as of the Closing Date to the extent such amounts are not paid by the Sellers or included in the final determination of the Purchase Price pursuant to Section 2.5 and any Losses related to removing any Liens (other than Permitted Liens) on the assets or properties of the Company after the Closing with respect to the Company Funded Debt identified in the Payoff Letters; (D) any liability to any consultants or service providers of the Company or its Affiliates (including the Sellers) arising, vesting (whether fully or partially), or conferring any right of immediate or future value as a result of the consummation of the transactions contemplated hereby (whether or not such liability is immediately due and payable upon consummation of the transactions contemplated hereby), to the extent such amounts are not paid by the Sellers or included in the final determination of the Purchase Price pursuant to Section 2.5; and (E) subject to Section 8.5(f) or as otherwise provided in the agreements and documents to be entered into in connection with the Repurchase Transactions, any Proceeding initiated by or any Claims of any of the Non-Voting Stockholders in his or her capacity as a stockholder of the Company or with respect to the transactions contemplated hereby. No Claim may be asserted nor may any action be commenced against the Sellers pursuant to subclause (A) or (B) of this Section 11.2(a) unless written notice of such Claim or action is received by the Sellers describing in reasonable detail (to the extent then known) the facts and circumstances with respect to the subject matter of such Claim or action on or prior to the date on which the representation or warranty or covenant or agreement (as applicable) on which such Claim or action is based ceases to survive as set forth in Section 11.1. Subject to Section 11.1(a), the representations and warranties in this Agreement shall in no event be affected by any investigation, inquiry or examination made for or on behalf of any party, or the knowledge of any party’s agents, advisors or representatives or the acceptance by any party of any certificate hereunder.

(b) No Claim may be made against the Sellers for indemnification pursuant to Section 11.2(a)(iii)(B)(x): (i) with respect to any individual item (or group of related items) of Loss unless such Loss exceeds $15,000 (nor shall any such Loss below such threshold be applied to or considered for purposes of calculating the aggregate amount of the Buyer Indemnitees’ Losses, including under clause (ii) below) and (ii) unless the aggregate amount of all Losses of the Buyer Indemnitees with respect to Section 11.2(a)(iii)(B)(x) shall exceed $100,000 (after which point the Sellers will be obligated only to indemnify Buyer from and against Losses in excess of such amount).

(c) Except as provided in Section 8.5, for the rights of indemnification provided in Section 11.2(a) and with respect to fraud or intentional misrepresentation or as may be asserted in defense of any Claim brought by any Seller or its Affiliates against Buyer or the Company, Buyer hereby waives and releases any Claim or cause of action by Law or otherwise against the Sellers or their Affiliates in connection with the transactions contemplated hereby regarding obligations, liabilities and Losses of any nature whatsoever that are attributable to the Business, the Class A Shares or the Company, whether arising before or after the Closing Date.

Section 11.3 Indemnification Provisions for Benefit of the Sellers.

(a) If the Closing occurs, Buyer agrees to indemnify Seller Indemnitees from and against any Losses actually suffered or incurred by them arising out of or related to (i) the breach of any Fundamental Representation of Buyer contained in ARTICLE VI, (ii) the breach of any covenants or agreements of Buyer contained in this Agreement which by their terms require performance after the Closing, and (iii) the Company or the operation of the Business (other than a Loss to which the Sellers have agreed to indemnify Buyer Indemnitees under Section 11.2(a)) but only to the extent such Loss first arises after the Closing.

(b) Except as provided in Section 7.4(b) and Section 8.5, for the rights of indemnification provided in Section 11.3(a) and with respect to fraud or intentional misrepresentation or as may be asserted in defense of any Claim brought by Buyer or its Affiliates against Seller, the Sellers hereby waive and release any Claim or cause of action by Law or otherwise against Buyer or its Affiliates in connection with the transactions contemplated hereby regarding obligations, liabilities and Losses of any nature whatsoever that are attributable to the Business, the Class A Shares or the Company, whether arising before or after the Closing Date; provided, however, that nothing in this Section 11.3(b) shall reduce or otherwise limit any Claims that Billington may have in the future as a member of Buyer.

Section 11.4 Indemnification Procedures; Matters Involving Third Parties.

(a) A Seller Indemnitee or Buyer Indemnitee, as the case may be (for purposes of this Section 11.4, an “Indemnified Party”), shall give the indemnifying party under Section 11.2 and Section 11.3, as applicable (for purposes of this Section 11.4, an “Indemnifying Party”), prompt written notice of any matter which it has determined has given or could give rise to a right of indemnification under this Agreement stating the amount of the Loss, if known, and method of computation thereof, containing a reference to the provisions of this Agreement in respect of which such right of indemnification is claimed or arises; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from its obligations under this ARTICLE XI except to the extent the Indemnifying Party is actually prejudiced by such failure.

(b) If any third Person shall notify an Indemnified Party with respect to any matter (a “Third-Party Claim”) that may give rise to a Claim for indemnification against the Indemnifying Party under this ARTICLE XI, then the Indemnified Party shall promptly (and in any event within five Business Days after receiving notice of the Third-Party Claim) notify the Indemnifying Party thereof in writing; provided, however, that the failure to provide such notice within such time frame shall not release the Indemnifying Party from its obligations under this ARTICLE XI except to the extent the Indemnifying Party is actually prejudiced by such failure.

(c) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, that the Indemnifying Party first verifies to the Indemnified Party in writing that the Indemnifying Party is fully responsible (with no reservation of any rights) for all liabilities and obligations relating to such Third-Party Claim and that it shall provide full indemnification (whether or not otherwise required hereunder) to the Indemnified Party with respect to such Third-Party Claim, and provided further that the Indemnifying Party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the Indemnified Party) and shall pay the reasonable fees and expenses of counsel retained by the Indemnified Party if (i) the claim for indemnification relates to or arises in connection with any criminal Proceeding or Taxes; (ii) the claim seeks an injunction or equitable relief against the Indemnified Party; (iii) the Indemnified Party provides the Indemnifying Party with an opinion of counsel that a conflict of interest exists between the Indemnifying Party and the Indemnified Party (other than a conflict relating to the rights of the parties under this Article XI); or (iv) upon petition by the Indemnified Party, the appropriate Governmental Authority rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend such Claim. If the Indemnifying Party has assumed the defense of a Third-Party Claim pursuant to this Section 11.4(c), the Indemnifying Party will not, without the prior written consent of the Indemnified Party, consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim if, in either case, it would (i) include the admission of any liability or responsibility on behalf of the Indemnified Party, (ii) include any financial obligation to be paid by the Indemnified Party or (iii) include any injunctive relief.

(d) Unless and until the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 11.4(c), the Indemnified Party may defend against the Third-Party Claim in any manner it may reasonably deem appropriate. If the Indemnifying Party assumes the defense of the Third-Party Claim as provided in Section 11.4(c), the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof; provided, that any reasonable fees and expenses of such separate counsel directly related to the defense of such Third-Party Claim that are incurred prior to the date the Indemnifying Party effectively assumes control of such defense shall be borne by the Indemnifying Party.

(e) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld).

Section 11.5 Determination of Losses.

(a) Subject to Section 11.1(a), for purposes of determining whether there has been a breach and the amount of Losses that are the subject matter of a Claim for indemnification or reimbursement hereunder, each representation and warranty in this Agreement or in any certificate or agreement delivered in connection with this Agreement shall be read without regard and without giving effect to the term “material,” “Material Adverse Effect,” or any similar phrases contained in such representation or warranty which has the effect of making such representation and warranty less restrictive (as if such words were deleted from such representation or warranty).

(b) The Losses giving rise to any indemnification obligation hereunder shall be limited to the actual Loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment actually received, realized or retained by the Indemnified Party as a result of the events giving rise to the Claim for indemnification net of any expenses related to the receipt of such proceeds, payment or recoupment, including retrospective premium adjustments, if any, and further reduced by any reduction in Taxes attributable to such Loss, that is actually realized in the taxable period such Loss is incurred, a prior taxable period, or in any of the immediately succeeding taxable periods (in any event, not to exceed the five immediately succeeding taxable periods) prior to the occurrence of the sale of all or substantially all of the assets of Parent (determined on a consolidated basis) or the sale of equity securities of Parent possessing the voting power to appoint the general partner of Parent (whether by merger, consolidation, reorganization, combination, sale or transfer of Parent’s equity securities, securityholder or voting agreement, proxy, power of attorney or otherwise) to a third Person or a similar transaction or series of transactions involving Parent, of the Indemnified Party (or the Affiliated group of which it is a member) and treating all items attributable to such Loss as the last items in the Tax Return for such taxable period). Notwithstanding anything to the contrary in this Agreement (including the preceding sentence), in no event will a party’s indemnification obligations hereunder be limited or reduced by any amounts recovered by an Indemnified Party or its Affiliates pursuant to any representations and warranties insurance policy. The amount of the actual Loss and the amount of the indemnity payment shall be computed by taking into account the timing of the Loss or payment, as applicable, using the Applicable Rate, as appropriate. The Indemnified Party shall notify the Indemnifying Party promptly of any proceeds, payment or monetary recoupment actually received by the Indemnified Party and if the Indemnifying Party has previously made any payment to the Indemnified Party, the Indemnified Party shall promptly pay any amount obtained thereby to the Indemnifying Party to the extent of such amount being previously paid by the Indemnifying Party to the Indemnified Party. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 11.5.

Section 11.6 Limitations on Liability.

(a) BUYER ACKNOWLEDGES AND AGREES, EXCEPT AS SET FORTH IN SECTION 8.5 OR SECTION 8.8 OR IN THE CASE OF FRAUD OR INTENTIONAL MISREPRESENTATION, THAT THE REMEDIES SET FORTH IN THIS ARTICLE XI, INCLUDING THE DISCLAIMERS SET FORTH IN SECTION 7.5 AND SECTION 7.6, ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF BUYER WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IF THE CLOSING OCCURS, BUYER HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM (I) NOT RELATED TO FRAUD OR INTENTIONAL MISREPRESENTATION, (II) NOT ASSERTED IN DEFENSE OF ANY CLAIM BROUGHT BY ANY SELLER OR ITS AFFILIATES AGAINST BUYER OR (III) NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(b) EACH OF THE SELLERS ACKNOWLEDGES AND AGREES THAT EXCEPT AS SET FORTH IN SECTION 7.4(B) AND SECTION 8.5 OR IN THE CASE OF FRAUD OR INTENTIONAL MISREPRESENTATION, THE REMEDIES SET FORTH IN ARTICLE X AND THIS ARTICLE XI ARE INTENDED TO BE, AND SHALL BE, THE EXCLUSIVE REMEDIES OF THE SELLERS WITH RESPECT TO ANY ASPECT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. IF THE CLOSING OCCURS, EACH OF THE SELLERS HEREBY RELEASES, WAIVES AND DISCHARGES, AND COVENANTS NOT TO SUE WITH RESPECT TO, ANY CAUSE OF ACTION OR CLAIM (I) NOT RELATED TO FRAUD OR INTENTIONAL MISREPRESENTATION, (II) NOT ASSERTED IN DEFENSE OF ANY CLAIM BROUGHT BY BUYER OR ITS AFFILIATES AGAINST SUCH SELLER OR (III) NOT EXPRESSLY PROVIDED FOR IN THIS AGREEMENT TO THE MAXIMUM EXTENT PERMITTED BY LAW.

(c) Notwithstanding anything to the contrary contained in this Agreement, no party hereto shall be entitled to recover from any other party hereto any amount in respect of punitive damages, unless payable to a third party.

(d) ALL RELEASES, DISCLAIMERS, LIMITATIONS ON LIABILITY AND INDEMNITIES IN THIS AGREEMENT, INCLUDING THOSE IN THIS ARTICLE XI, SHALL NOT APPLY IN THE EVENT OF FRAUD OR INTENTIONAL MISREPRESENTATION, BUT SHALL OTHERWISE APPLY EVEN IN THE EVENT OF THE SOLE, JOINT OR CONCURRENT, ACTIVE OR PASSIVE NEGLIGENCE, STRICT LIABILITY OR FAULT OF THE PARTY WHOSE LIABILITY IS RELEASED, DISCLAIMED, LIMITED OR INDEMNIFIED.

Section 11.7 No Multiple Recoveries. Notwithstanding anything herein to the contrary, in the event Buyer (or any other Buyer Indemnitee) is entitled to a payment or other benefit under more than one provision of this Agreement arising out of or resulting from the same set of facts or circumstances and Buyer (or any other Buyer Indemnitee) has already received payment or otherwise received a benefit under one of those provisions, in no event shall Buyer (or any other Buyer Indemnitee) be entitled to receive a subsequent payment or benefit under any other provision of this Agreement to the extent that, together with any prior payments or benefits, such subsequent payment or benefit would exceed the amount of Losses suffered by Buyer (or any other Buyer Indemnitee) arising out of that same set of facts or circumstances. For purposes of illustration (and without limiting the generality of the foregoing), if a set of facts constitutes a breach of a representation and warranty and gives rise to a Loss for which the Sellers have agreed to indemnify the Buyer Indemnified Parties under this Agreement but a portion of such Loss was previously taken into account in the determination of the Adjusted Net Working Capital, then neither Buyer nor any other Buyer Indemnitee shall be permitted to claim any right to indemnification pursuant to this ARTICLE XI with respect to such Loss, to the extent such Loss was previously taken into account in the determination of the Adjusted Net Working Capital. Any liability for indemnification hereunder shall be determined without duplication of recovery in excess of the amount of Losses suffered in connection with such facts by reason of the facts giving rise to such liability constituting a breach of more than one representation, warranty or covenant.

Section 11.8 Certain Waivers, etc. Each Seller hereby agrees that it shall not make any Claim for indemnification against Buyer, the Company or any of their respective Affiliates solely by reason of the fact that such Seller was a stockholder of the Company (whether such Claim is pursuant to any statute, Governing Document or otherwise) with respect to any Proceeding or Claim brought by any of the Buyer Indemnitees against such Seller pursuant to this ARTICLE XI, and such Seller hereby acknowledges and agrees that it shall not have any Claim or right to contribution or indemnity from the Company with respect to any amounts paid by it pursuant to this ARTICLE XI. Except with respect to, and as otherwise provided in, this Agreement or the certificates and agreements delivered in connection with this Agreement, including the agreements and documents to be entered into in connection with the Repurchase Transactions, effective upon the Closing, each Seller hereby irrevocably waives, releases and discharges the Company from any and all liabilities that have arisen, occurred or accrued on or prior to the Closing Date of any kind or nature whatsoever, whether in the capacity as a stockholder of the Company or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at Law or in equity, and each Seller agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the Company. Except with respect to, and as otherwise provided in, this Agreement or the certificates and agreements delivered in connection with this Agreement, including the agreements and documents to be entered into in connection with the Repurchase Transactions, effective upon the Closing, the Company hereby irrevocably waives, releases and discharges each of the Sellers from any and all liabilities that have arisen, occurred or accrued on or prior to the Closing Date of any kind or nature whatsoever (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at Law or in equity, including any and all liabilities arising under the Repurchase Agreements, and the Company agrees that it shall not seek to recover any amounts in connection therewith or thereunder from the Sellers.

Section 11.9 Specific Performance. The parties each acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at Law or equity. The parties each acknowledge and agree that the parties shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof. Each of the parties agree that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or an award of specific is not an appropriate remedy for any reason at Law or equity.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Amendment. This Agreement may not be amended except by an instrument in writing authorized by the Sellers and Buyer and signed by the Sellers and Buyer.

Section 12.2 Waiver. At any time prior to the Closing, either the Sellers, one the one hand, or Buyer, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party hereto to be bound thereby.

Section 12.3 Notices. All notices and other communications that are required to be or may be given pursuant to this Agreement shall be in writing and shall be deemed to have been duly given if delivered in person or by reputable overnight express courier or mailed by registered or certified mail (postage prepaid, return receipt requested) to the relevant party hereto at the following addresses or sent by facsimile to the following numbers:

If to Billington, to:

Edward Billington and Son, Limited Cunard Building, 2nd Floor

Liverpool

L3 1DS

United Kingdom

Attention: David Marshall, Finance Director

Telephone: +44.151.243.9074

Facsimile: +44.151.243.7724

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Timothy S. Taylor

Telephone: 713.229.1184

Facsimile: 713.229.7784

If to Imperial, to:

Imperial Sugar Company

8016 Highway 90-A

PO Box 9

Sugar Land, TX 77487

Attention: General Counsel

Telephone: (281) 490-9775

Facsimile: (281) 490-9881

with a copy to:

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention: Timothy S. Taylor

Telephone: 713.229.1184

Facsimile: 713.229.7784

If to Buyer, to:

WSO Investments, Inc.

277 Park Avenue, 50th floor

New York, New York 10172

Attention: Michelle Brooks and Michael Mayberry

Telephone: (212) 207-5200

Facsimile: 212) 207-5863 and (212) 527-1540

with a copy to:

Kirkland & Ellis LLP

300 North LaSalle Street

Chicago, Illinois 60654

Attention: Jeremy S. Liss

Telephone: (312) 862-2000

Facsimile: (312) 862-2200

or to such other address or facsimile number as a Seller or Buyer may, from time to time, designate in a written notice given in accordance with this Section 12.3. Any such notice or communication shall be effective (a) if delivered in person, upon actual receipt by the intended recipient, (b) if delivered by reputable overnight express courier, one business day after being sent, (c) if sent by facsimile transmission, upon actual receipt if received during the recipient’s normal business hours, or at the beginning of the recipient’s next business day after receipt if not received during recipient’s normal business hours or (d) if mailed, upon the earlier of five days after deposit in the mail and the date of delivery as shown by the return receipt therefor.

Section 12.4 Governing Law. This Agreement shall be construed (both as to validity and performance), interpreted and enforced in accordance with, and governed by, the Laws of the State of Delaware, without regard to any conflicts of law provisions thereof that would result in the application of the Laws of any other jurisdiction.

Section 12.5 Jurisdiction; Consent to Service of Process; WAIVER OF JURY TRIAL. Each of the parties to this Agreement agrees, subject to Section 12.6, that it shall bring any action or proceeding in respect of any Claim arising out of or related to this Agreement, whether in tort or contract or at law or in equity, exclusively in any federal or state court in Delaware and solely in connection with Claims arising under this Agreement or the transactions contained in or contemplated by this Agreement, (i) irrevocably submits to the exclusive jurisdiction of such courts, (ii) waives any objection to laying venue in any such action or proceeding in such courts, (iii) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over it and (iv) agrees that service of process upon it may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to it at its address specified in Section 12.3. The foregoing consents to jurisdiction and service of process shall not constitute general consents to service of process in the State of Texas for any purpose except as provided herein and shall not be deemed to confer rights on any Person other than the parties to this Agreement. EACH PARTY HEREBY KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

Section 12.6 Dispute Resolution. Except as otherwise expressly provided herein (but only with respect thereto), all controversies, Claims or disputes that arise out of or relate to this Agreement or the construction, interpretation, performance, breach, termination, enforceability or validity of this Agreement, or the commercial, economic or other relationship of the parties, whether such controversy, Claim or dispute is based on rights, privileges or interests recognized by or based upon statute, contract, tort, common law or otherwise, shall be resolved in accordance with the Dispute Resolution Procedures set forth in Exhibit C.

Section 12.7 Public Announcements. Neither the Sellers nor Buyer will issue or make any press releases or similar public announcements concerning this Agreement or the transactions contemplated hereby without the other parties’ prior written consent, which shall not be unreasonably withheld, except as may be required by applicable Law. In the event that a party believes it is required to issue or make any press release or announcement, such party shall (a) give prompt notice thereof to the other parties, (b) allow such other parties reasonable opportunity to review and provide comments with respect to the content of such press release or announcement and (c) use commercially reasonable efforts to incorporate any reasonable comment from any other party prior to any release or announcement.

Section 12.8 Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred by the Sellers in connection with this Agreement and the transactions contemplated hereby shall be paid by the Sellers, and all costs and expenses incurred by Buyer in connection with this Agreement and the transactions contemplated hereby shall be paid by Buyer; provided, however, that all filing fees with any Governmental Authority shall be borne 50% by Buyer and 50% by the Sellers.

Section 12.9 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 12.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Except as otherwise provided in Section 8.8, on such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 12.11 Assignment. Subject to the following sentence, this Agreement shall not be assigned by any party hereto except with the prior written consent of the other parties or by operation of Law. Buyer may assign its rights and obligations pursuant to this Agreement, and each of the other agreements and instruments contemplated hereby, in whole or in part, in connection with any disposition or transfer of all or any portion of the Company or its businesses in any form of transaction without the consent of any of the other parties hereto, and Buyer and the Company may assign any or all of their rights pursuant to this Agreement, and each of the other agreements and instruments contemplated hereby, including their rights to indemnification, to any of their lenders as collateral security; provided, however, that, in each case, Buyer will remain liable to the Sellers and each Seller Indemnitee to perform its obligations under this Agreement. Any purported assignment of this Agreement in violation of this Section 12.11 shall be null and void.

Section 12.12 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and to the benefit of (a) Buyer Indemnitees and (b) Seller Indemnitees, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 12.13 Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 12.14 Disclosure Schedules. Any matter disclosed by the Sellers in the Sellers Disclosure Schedule pursuant to any Section of this Agreement shall be deemed to have been disclosed by the Sellers for purposes of each other representation and warranty of this Agreement to which the relevance of such disclosure is reasonably apparent on its face. The listing (or inclusion of a copy) of a document or other item in the Sellers Disclosure Schedule shall be adequate to disclose an exception to a representation or warranty made herein if the nature and relevance of such exception is reasonably apparent from the listing (or inclusion of a copy) of such document.

Section 12.15 Proportionate Payments. Except as specifically set forth in this Agreement, any payments to Buyer pursuant to this Agreement by the Sellers, including any payments required by ARTICLE XI hereof, shall be made by them pro rata in proportion to the Class A Shares owned, directly or indirectly, at the execution of this Agreement as set forth on Section 5.2 of the Sellers Disclosure Schedule; provided, however, that the aggregate Estimated Closing Purchase Price payable in accordance with Section 2.4(a)(iii) shall be paid to the Sellers in accordance with the written instructions of the Sellers delivered to Buyer at least two Business Days (or such shorter period of time mutually agreed to among the parties) prior to the Closing. Similarly, except as specifically set forth in this Agreement, any payments by Buyer pursuant to this Agreement to the Sellers shall be made to them pro rata in proportion to the Class A Shares owned, directly or indirectly, at the execution of this Agreement by the Sellers as set forth on Section 5.2 of the Sellers Disclosure Schedule.

Section 12.16 Time of the Essence. Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day which is a Business Day.

Section 12.17 Counterparts. This Agreement may be executed in multiple counterparts and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Any such counterpart, to the extent delivered by means of a facsimile machine or by .pdf, .tif, .gif, .peg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto, each other party hereto or thereto shall re-execute the original form of this Agreement and deliver such form to all other parties. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each such party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 12.18 Entire Agreement. This Agreement (together with the Exhibits and the Sellers Disclosure Schedule) constitute the entire agreement of the parties hereto, and supersede all prior agreements and undertakings, both written and oral, among the parties hereto, with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement is hereby incorporated herein by reference and shall constitute a part of this Agreement for all purposes and shall remain in full force and effect following the execution of this Agreement until terminated in accordance with its terms; provided, further, however, that, immediately after the Closing, the Confidentiality Agreement shall automatically terminate without any further action by any party thereto.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.

EDWARD BILLINGTON AND SON, LIMITED

By:     /s/ Mark Cashin

Name: Mark Cashin

Title: Director

IMPERIAL SUGAR COMPANY

By:     /s/ H. P. Mechler

            H. P. Mechler

            Senior Vice President and Chief Financial Officer

And, for the limited purposes of indicating its agreement to the covenants and agreements in Section 2.4(c), Section 2.6, Section 7.7 and Section 7.8:

WHOLESOME SWEETENERS, INCORPORATED

By:     /s/ Nigel Willerton

Name: Nigel Willerton

Title: CEO

[Signature Page to Sale and Purchase Agreement]

WSO INVESTMENTS, INC.

By:     /s/ Michelle Brooks

Name: Michelle Brooks

Title: President

[Signature Page to Sale and Purchase Agreement]

EXHIBIT A

KNOWLEDGE INDIVIDUALS

Part I—The Sellers

(i) Edward Billington and Son, Limited

Mark Cashin

David Marshall

(ii) Imperial Sugar Company

John Sheptor

Hal Mechler

(iii) The Sellers collectively

Mark Cashin

Patrick Henneberry

David Marshall

John Sheptor

Hal Mechler

Nigel Willerton

Jeff Seidel

Walter Nimocks

Jim Davet

Pauline McKee

Part II—Buyer

Michelle Brooks

Alex Bernstein

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EXHIBIT B

FORM OF TRANSITION SERVICES AGREEMENT

[Attached.]

B- 1

EXHIBIT C

DISPUTE RESOLUTION PROCEDURES

For purposes of this Exhibit C, the term “Agreement” refers to the Sale and Purchase Agreement, dated as of March 7, 2011, by and among Edward Billington and Son, Limited, a private limited company organized under the laws of England and Wales, Imperial Sugar Company, a Texas corporation, and WSO Investments, Inc., a Delaware corporation, and, for the limited purposes set forth in the Agreement, Wholesome Sweeteners, Incorporated, a Delaware corporation. All capitalized terms used but not defined in this Exhibit C shall have the respective meanings assigned to them in the Agreement and, except where otherwise indicated, all section references used in this Exhibit C refer to sections of this Exhibit C.

1.	Negotiation; Mediation.

(a) In the event of any dispute or disagreement between two or more of the parties as to the interpretation of any provision of the Agreement (or the performance of obligations under the Agreement), the matter, on written request of any party, shall be referred to representatives of such parties for decision, each party being represented by a senior executive officer (the “Representatives”). The Representatives shall promptly meet in a good faith effort to resolve the dispute. If the Representatives do not agree upon a decision within thirty (30) calendar days after reference of the matter to them, the parties shall be free to exercise the remedies available under Section 2.

(b) The Representatives may, if they desire, agree to undertake mediation and may, if they choose, do so in accordance with the International Institute for Conflict Prevention & Resolution (“CPR”) Mediation Rules then in effect, either as written or as modified by mutual agreement. A written agreement to undertake mediation may be made at any time. If arbitration proceedings have been instituted, they shall be stayed until the mediation process is terminated.

2.	Arbitration.

(a) In order to minimize the cost, time and inconvenience to the parties and to achieve streamlined and efficient resolution of any controversy, dispute or claim among the parties, the parties agree that any controversy, dispute or claim arising out of or relating in any way to the Agreement or the transactions arising thereunder that cannot be resolved by negotiation or mediation pursuant to Section 1 shall be settled exclusively by final and binding arbitration in accordance with the CPR Rules for Non-Administered Arbitrations then in effect. The hearing for any such arbitration shall be conducted exclusively in Delaware. The arbitrator shall apply the laws of the State of Delaware.

(b) Such arbitration shall be conducted by a sole, independent arbitrator selected by mutual agreement of the parties, if possible. If the parties fail to reach agreement regarding appointment of an arbitrator within thirty (30) days following receipt by one party of the other party’s notice of arbitration, the arbitrator shall be selected from the CPR Panel. Unless the parties agree otherwise, the arbitrator shall be a licensed attorney with at least ten years of experience in the practice of law. The selection process shall be that which is set forth in the CPR Rules for Non-Administered Arbitrations then in effect. If the arbitrator should die, withdraw or otherwise become incapable of serving, a replacement shall be selected and appointed in a like manner.

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(c) The arbitrator shall render an opinion setting forth findings of fact and conclusions of law with the reasons therefore stated. A transcript of the evidence adduced at the hearing shall be made and shall, upon request, be made available to either party. The fees and expenses of the arbitrator shall be shared equally by the parties and advanced by them from time to time as required; provided that at the conclusion of the arbitration, the arbitrator may award costs and expenses to the prevailing party in the arbitration (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts). Pre-hearing discovery shall be permitted on terms agreed to by the parties, or if the parties are unable to agree, by the arbitrator after taking into account the scope and nature of the dispute and the intentions of the parties in selecting arbitration as set forth in the first sentence of Section 2(a) of this Exhibit, including examination of the witnesses and documents that the other party intends to introduce in its case-in-chief at the arbitration hearing. The arbitrator shall render his or her award within ninety (90) days of the conclusion of the arbitration hearing. The arbitrator shall not be empowered to award to either party any punitive damages in connection with any dispute between them arising out of or relating in any way to the Agreement or the transactions arising thereunder, and each party hereby irrevocably waives any right to recover such damages. The arbitration hearings and award shall be maintained in confidence.

(d) Notwithstanding anything to the contrary provided in this Section 2 and without prejudice to the above procedures, either party may, subject to Section 12.5 of the Agreement, apply to any court of competent jurisdiction for temporary injunctive or other provisional judicial relief or to specifically enforce the terms of the Agreement if such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitrator is selected and available to hear such party’s request for temporary relief. The award rendered by the arbitrator shall be final and not subject to judicial review and judgment thereon may be entered in any court of competent jurisdiction.

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